UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SM Energy Company
(Name of Registrant as Specified In Its Charter)

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Proxy Statement and Notice of 2014 Annual Meeting of Stockholders

May 20, 2014
Denver, Colorado

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
TUESDAY, MAY 20, 2014

To All Stockholders:

              The 2014 Annual Meeting of Stockholders of SM Energy Company is to be held in the J.D. Hershner Room of Wells Fargo Bank, located at 1700 Lincoln Street, Denver, Colorado, on Tuesday, May 20, 2014, at 3:30 p.m. local time. The purposes of the Annual Meeting are to:

    1.
    elect eight individuals to our Board of Directors, to serve until the next annual meeting of our stockholders;

    2.
    ratify the appointment by our Audit Committee of Ernst & Young LLP, as our independent registered public accounting firm for 2014;

    3.
    hold an advisory vote to approve the compensation of our named executive officers; and

    4.
    transact such other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

              Only stockholders of record at the close of business on March 21, 2014, may vote at the Annual Meeting.

              Only stockholders of record, holders of our shares of common stock in street name and our guests will be permitted to attend the 2014 Annual Meeting. If you are a stockholder of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you. Otherwise, you will be admitted only upon other verification of record ownership at the site. If you own shares held in street name, you will need to bring the Notice of Internet Availability of Proxy Materials, any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on March 21, 2014. We can use that to verify your beneficial ownership of our common stock and admit you to the meeting. If you intend to vote at the meeting, you also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.

              Please vote by using the telephone or Internet voting systems described in the Notice of Internet Availability of Proxy Materials or the proxy card or, if the attached Proxy Statement and a proxy card were mailed to you, please sign, date, and return the proxy card in the enclosed envelope as soon as possible. Thank you for your support for the recommendations of our Board of Directors.

By Order of the Board of Directors,

David W. Copeland Executive Vice President, General Counsel and Corporate Secretary

Denver, Colorado
April 9, 2014

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203
(303) 861-8140

PROXY STATEMENT

 GENERAL

Background

              This Proxy Statement contains information about the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of SM Energy Company to be held in the J.D. Hershner Room of Wells Fargo Bank, located at 1700 Lincoln Street, Denver, Colorado, on Tuesday, May 20, 2014, at 3:30 p.m. local time. Our Board of Directors ("Board") is using this Proxy Statement to solicit proxies for use at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. In this Proxy Statement, the terms "we," "us," and "our" refer to SM Energy Company, inclusive of its subsidiaries.

              The proxy materials, including this Proxy Statement, a proxy card or voting instruction card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 ("2013 Annual Report"), are being distributed and made available on or about April 10, 2014. In accordance with rules and regulations adopted by the United States Securities and Exchange Commission (the "SEC"), we are furnishing our proxy materials to many beneficial owners of our stock via the Internet. A Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed by intermediaries on or about April 10, 2014, to beneficial owners of our common stock. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or may request that we send them a printed set of the proxy materials by following the instructions in the Notice. The Notice will also provide instructions on how to vote your shares. The proxy materials are being mailed to all stockholders of record, as of close of business on March 21, 2014, on or about April 10, 2014.

Purposes of the Annual Meeting

              As stated in the accompanying Notice of Annual Meeting of Stockholders, at the Annual Meeting, our stockholders will be asked to vote on:

  •
  the election of eight individuals to our Board, to serve until the next annual meeting of our stockholders;

  •
  the ratification of the appointment by our Audit Committee of Ernst & Young LLP, as our independent registered public accounting firm for 2014; and

  •
  an advisory vote to approve the compensation of our named executive officers.

              Each proposal is described in more detail in this Proxy Statement.

              As of the date of this Proxy Statement, we are not aware of any business to come before the Annual Meeting other than the three items noted above.

 Who Can Vote

              Only stockholders of record at the close of business on the record date, March 21, 2014, are entitled to receive notice of the Annual Meeting and to vote shares of our common stock held on that date. As of March 21, 2014, there were 67,056,441 shares of our common stock issued and outstanding, net of 22,412 shares held in treasury. Holders of our common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

Differences Between Stockholders of Record and Street Name Holders

              Most stockholders hold their shares through a bank, broker or other nominee (that is, in "street name") rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

  •
  Street Name Stockholder.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

How to Vote

              Stockholder of Record.    Stockholders whose shares are registered in their own name may vote via the Internet, by telephone or by mailing a completed proxy card. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, you must sign, date and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxies will be voted as follows:

  •
  FOR the election of the eight nominees named in this Proxy Statement under the caption "Proposal 1—Election of Directors";

  •
  FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2014;

  •
  FOR the advisory approval of the compensation of our named executive officers; and

  •
  in the discretion of the proxy holders named on the proxy card as to any other matter that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

              Street Name Stockholder.    If your shares are registered in the name of a bank, broker or other nominee and you have not elected to receive your proxy materials electronically, you may nevertheless be eligible to vote your shares via the Internet or by telephone rather than by mailing a completed voting instruction card provided by your bank, broker or other nominee. Please check the voting instruction card provided by your bank, broker or other nominee for availability and instructions.

              If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.

Revoking a Proxy

              If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

  •
  submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures before the Annual Meeting;

  •
  voting in person at the Annual Meeting; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

  •
  filing a written revocation before the Annual Meeting with our Corporate Secretary at our principal executive offices, which are located at 1775 Sherman Street, Suite 1200, Denver, CO 80203.

              If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with your nominee's procedures.

Quorum

              A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders holding one-third of our outstanding shares of common stock are present at the Annual Meeting in person or by proxy. Abstentions and broker non-votes (as described below) count as present for establishing a quorum. Shares held by us as treasury shares are not entitled to vote and do not count toward a quorum. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Voting Requirements; Vote Treatment

              If you hold your shares in "street name," you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, it may vote your shares as it decides as to each matter for which it has discretionary authority under the rules of the New York Stock Exchange ("NYSE").

              There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the bank, broker or other nominee should vote your shares, and the bank, broker or other nominee indicates it does not have authority to vote such shares on its proxy, a "broker non-vote" results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

              Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which stockholders are voting.

              If your shares are held in street name and you do not give voting instructions, pursuant to Rule 452 of the NYSE, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors) and Proposal 3 (Advisory Vote on Executive Compensation); and your shares will be considered "broker non-votes" with respect to these proposals; but will nevertheless be entitled to vote your shares with respect to Proposal 2 (Ratification of Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2014) in the discretion of the record holder.

  •
  Proposal 1 (Election of Directors): Our Amended and Restated By-Laws (our "By-Laws") provide that the election of directors will be decided by the vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares "entitled to vote" on the election of directors and will have the same effect as a vote "Against" a director. Broker non-votes will have no effect on the outcome of the vote for directors.

  •
  Proposal 2 (Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2014): Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares "entitled to vote" on this proposal and will have the same effect as a vote "Against" the proposal.

  •
  Proposal 3 (Advisory Vote on Executive Compensation): Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares "entitled to vote" on this proposal and will have the same effect as a vote "Against" the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. While this vote is required by law, it will not be binding, nor will it create or imply any change in the fiduciary duties of, nor impose any additional fiduciary duty on, us or the Board. However, the Compensation Committee of our Board will take into account the outcome of the vote when considering future executive compensation decisions.

Payment of Proxy Solicitation Costs

              We will pay all costs of soliciting proxies. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies for total fees of $8,500, plus reimbursement of reasonable out-of-pocket expenses. The solicitation may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition, our officers, directors, and employees may solicit proxies in person, by telephone, or by other electronic means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.

 Other Available Information

              We make available through the Corporate Governance section of our website the following documents: our Corporate Governance Guidelines; our Financial Code of Ethics (the "Financial Code"); our Code of Business Conduct and Conflict of Interest Policy (the "Code"); and the Charters of the Audit, Compensation, Executive, and Nominating and Corporate Governance Committees of our Board. These documents will be furnished in print to any stockholder upon request. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

Stockholders Sharing the Same Address

              We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability, 2013 Annual Report, and Proxy Statement until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding will continue to have access to and may utilize separate proxy voting instructions.

              If you receive a single set of proxy materials as a result of householding and you would like to receive a separate copy of our Notice of Internet Availability, 2013 Annual Report or Proxy Statement, please submit a request to our Corporate Secretary, at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203 or call (303) 861-8140, and we will promptly send such to you. You may also contact our Corporate Secretary at the address and phone number above if you receive multiple copies of our proxy materials and you would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings. Beneficial owners can request information about householding from their bank, broker, or other nominee.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2014

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2014 Annual Meeting of Stockholders, and the Form 10-K for the fiscal year ended December 31, 2013, are available at http://viewproxy.com/sm-energy/2014/.

CORPORATE GOVERNANCE

General

              We are committed to sound corporate governance principles. To evidence this commitment, the Board has adopted charters for its committees, our Corporate Governance Guidelines, the Financial Code and the Code. These documents provide the framework for our corporate governance. A complete copy of these documents is available on our website at www.sm-energy.com or in print, free of charge, to any stockholder who requests it by contacting our Corporate Secretary. The Board regularly reviews corporate governance developments and modifies our governance documents as appropriate.

              The Financial Code, which applies to our principal executive officer, principal financial officer and principal accounting officer or controller, as well as persons performing similar functions and other officers and employees identified by our Chief Financial Officer, requires that any exception to or waiver for an executive officer subject to the Financial Code be made only by the Audit Committee of the Board and disclosed as required by law, SEC rules and regulations, and NYSE rules. Changes to, or waivers from, the Financial Code for any of our executive officers subject to the Financial Code will be disclosed on our website at www.sm-energy.com within two business days after such change or waiver. To date, the Audit Committee of our Board has not granted waivers of the Financial Code for any of our executive officers subject to the Financial Code.

Board and Committee Independence

              The Board is comprised of a majority of independent directors, two of which, Stephen R. Brand and Loren M. Leiker, joined the Board in the last four years. The Board has determined that Barbara M. Baumann, Larry W. Bickle, Stephen R. Brand, William J. Gardiner, Loren M. Leiker, Julio M. Quintana, John M. Seidl and William D. Sullivan are independent and do not have any material relationship with us other than as a director and stockholder. In its review of the independence of these directors, the Board considered past employment, remuneration, and any other relationship with us. In making its determination as to the independence of its members, the Board considered the independence tests described in Section 303A.02 of the Corporate Governance Standards of the NYSE's Listed Company Manual.

              In making its determination as to Mr. Quintana's independence, the Board considered our relationship with Tesco Corporation ("Tesco"), which is discussed in more detail in the "Related Person Transactions" section below. In 2006, we entered into an agreement with Tesco, for which Mr. Quintana serves as an employee, executive officer, and director, based on Tesco's industry-recognized ability to supply specific high quality equipment and services for drilling and casing needs, which are particularly well suited for certain of our operations. Under our agreement, Tesco from time to time upon our request, provides equipment or services to us. In 2013, we paid Tesco $758,327, which represented less than 1% of Tesco's total reported 2013 revenues of $525.3 million, and, as of March 31, 2014, we had paid Tesco $165,493 for equipment and services in 2014. Mr. Quintana had no input in our selection of Tesco for any equipment or services, or the terms of our agreement with Tesco. Decisions to use Tesco are made by technical professionals supervising the relevant regional activity, based on their assessment of Tesco's products and services and related costs in comparison to other providers. The amount we paid Tesco during 2013 for equipment and services represented approximately 5% of the total amount we paid to all service providers (including Tesco) for similar equipment and services during 2013.

              The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee ("NCG Committee") of our Board are each comprised solely of independent directors under the applicable requirements of the NYSE and SEC.

 Board Leadership Structure

              Since February 2007, our Board's leadership structure has separated the roles of Chief Executive Officer and Chairman of the Board. Mr. Sullivan, an independent director serving on our Board since 2004, who has experience serving on several other public company boards and over 31 years of experience working with oil and gas exploration and production companies, including as an executive officer, serves as our Chairman of the Board. Mr. Sullivan does not serve on any committee of our Board, other than the Executive Committee, which meets infrequently, and did not take action on any matter in 2013. Anthony J. Best serves as our Chief Executive Officer.

              Our Board believes that, at this time, this leadership structure is optimal for us and our stockholders. The Chairman of the Board is responsible for providing leadership to the Board; facilitating communications among the directors; setting the Board meeting agenda in consultation with the Chief Executive Officer; presiding at Board meetings and Executive Committee meetings; and serving as a liaison between our management and directors.

              Our Corporate Governance Guidelines allow our Board to choose whether to keep the roles of Chief Executive Officer and Chairman of our Board separate or whether to permit one person to serve in both capacities. As part of its annual self-evaluation process, our NCG Committee evaluates our leadership structure and makes recommendations to the Board. While recognizing that different board leadership structures may be appropriate at different times and under different circumstances, based on the recommendation of the NCG Committee, our Board has determined that our current leadership structure is preferable, with Mr. Best serving as our Chief Executive Officer, and Mr. Sullivan serving as our Chairman of the Board.

              In addition to having an independent Chairman of the Board, the Board has a separate lead independent director. Dr. Bickle assumed that role on January 1, 2012, upon his appointment as Chair of the NCG Committee. The lead independent director is responsible for presiding at executive sessions of non-management directors. In the lead independent director's absence, the Chairman of the Board serves as lead independent director.

              As of the filing date of this Proxy Statement, the Board has eight independent members and only one non-independent member, our Chief Executive Officer. A number of our independent Board members are currently serving or have served as members of senior management of other companies in the oil and gas industry and are currently serving or have served as directors of other public companies. As discussed above, our Board has three committees comprised solely of independent directors, and each has a different independent director serving as chair of the committee. The specific experiences, qualifications, attributes, and skills of each independent director, which enable him or her to effectively serve on his or her respective Board committees, are briefly described in each director nominee's biographical information below. We believe that the number of independent and experienced directors that make up our Board, the specific experiences and skills that they bring to their respective Board committees, and the overall leadership of the Board by the Chairman of the Board are beneficial to our stockholders.

Communications with the Board

              The Board welcomes questions or comments about our company. Interested parties and stockholders may contact the Board as a whole, only the non-management directors, or any one or more specified individual directors, by sending a letter to the intended recipients' attention in care of SM Energy Company, Corporate Secretary, 1775 Sherman Street, Suite 1200, Denver, CO 80203. All

such communications will be provided to the Chair of the NCG Committee, who will facilitate the review of such communications.

Board and Committee Meetings

              Our Board met ten times during 2013, and our non-management directors met five times in 2013. Our non-management directors routinely meet in executive session immediately before or after each regularly scheduled meeting of the Board or as otherwise deemed necessary. Each incumbent director participated in at least 90% of the Board meetings and in at least 88% of his or her appointed committee meetings held during the director's tenure on the Board in 2013. It is our policy that each director is expected to attend the annual meeting of our stockholders, and each director then serving on the Board attended the 2013 Annual Meeting of Stockholders.

              The following table identifies the members of each committee, as of December 31, 2013, and sets forth the number of meetings held in 2013:

Name of Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Executive Committee
Barbara M. Baumann			X*	X
Anthony J. Best				X
Larry W. Bickle	X	X*
Stephen R. Brand		X	X
William J. Gardiner	X*			X
Loren M. Leiker	X	X
Julio M. Quintana	X	X
John M. Seidl			X
William D. Sullivan				X*
Number of meetings held in 2013	8	2	9	0

*
Chair

              The Audit Committee assists the Board in fulfilling its oversight responsibilities over our financial reporting and internal control processes. Pursuant to the Audit Committee charter, members are prohibited from serving on more than three audit committees of public companies (one of which is us), and no Audit Committee member currently serves on more than two such committees. The Audit Committee is solely responsible for the engagement and discharge of our independent registered public accounting firm and reviews our quarterly and annual financial results. The Audit Committee reviews the audit plan and the results of the audit with our independent auditors and reviews the independence of our auditors, the range of audit fees, the scope and adequacy of our system of internal accounting controls, and our financial risk management policies. The Audit Committee also has oversight responsibility for our internal audit functions and any related party transactions. The Audit Committee is currently composed of four directors, each of whom is independent as defined by the NYSE listing standards. See the "Report of the Audit Committee" contained in this Proxy Statement. While all of the Audit Committee members are considered financially literate, the Board has determined that two members of the current Audit Committee, Dr. Bickle and Mr. Gardiner, are audit committee financial experts as the term is defined by the SEC. As noted above, Dr. Bickle and Mr. Gardiner are also independent.

              The NCG Committee's primary functions are to recommend individuals to be elected to the Board, to evaluate and plan for management succession, to review the structure and composition of all committees of the Board, and to oversee all of our corporate governance functions, including the Board and committee self-evaluation process. For additional information on the functions performed by the NCG Committee, see "Director Nominations and Qualifications" below.

              The Compensation Committee's primary function is to establish and administer our compensation policies and oversee the administration of our employee benefit plans. The Compensation Committee approves and/or recommends to the Board the compensation arrangements for our senior management and directors, adoption of compensation plans in which our officers and directors are eligible to participate, and the granting of equity based compensation or other benefits under compensation plans. The "Compensation Discussion and Analysis" section of this Proxy Statement describes these responsibilities and the manner in which they are discharged.

              The Executive Committee has the authority to act on behalf of the Board with respect to matters as to which it has been authorized to act by the Board, provided that such matters are not in conflict with our Certificate of Incorporation, our By-Laws, applicable laws, regulations, or rules or the listing standards of the NYSE.

              Our Board and each of its committees separately evaluated their performance during 2013, and the Audit Committee, Compensation Committee and NCG Committee each completed written evaluations. The Executive Committee did not complete a written evaluation due to its unique, limited purpose and infrequent meeting schedule. This performance evaluation process was directed by the NCG Committee and the evaluations were discussed and accepted by the Board.

              There are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

Risk Oversight

              While the Board oversees our risk management processes, with particular focus on the most significant risks we face, management is responsible for day-to-day risk management. We believe this division of responsibilities is the most effective approach for addressing the risks we face, and that the current Board leadership structure, with Mr. Sullivan serving as our Chairman of the Board and Mr. Best serving as our Chief Executive Officer, supports this approach by facilitating communication between management and the Board regarding risk management issues. We also believe that this design places the Board in a better position to evaluate the performance of management, more efficiently facilitates communication of the views of the independent directors, and contributes to effective corporate governance.

              We have an Enterprise Risk Management Committee comprised of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Senior Vice President—Human Resources, and Treasurer. The committee meets quarterly to update our enterprise risk management process and plan (the "ERM Plan"), utilizing the Committee of Sponsoring Organizations of the Treadway Commission Enterprise Risk Management framework, and incorporating information gathered during our business strategy sessions. Minutes of these meetings are kept, and the activities of the committee are regularly reported to the Audit Committee and the Board. Risk prevention or mitigation steps are documented for the material risks identified based upon projected likelihood and impact of any occurrence of the particular risk. The ERM Plan is reviewed with our Board annually.

              We also have a Financial Risk Management Committee comprised of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President—Portfolio Development and Technical Services, Treasurer and Vice President—Engineering, Evaluation and

A&D. The committee meets quarterly and more frequently, as necessary, to discuss our interest rate and commodity hedging activities and, as appropriate, to approve additional hedges. Minutes of these meetings are kept, and the activities of the committee are regularly reported to the Audit Committee.

              The Audit Committee provides significant assistance to the Board in the oversight of our financial risk management processes. The Audit Committee reviews and discusses with management our risk assessment and risk management guidelines and policies with respect to our significant financial risk exposures, and the steps management has taken, as well as the specific guidelines and policies that have been established, to monitor, control, mitigate, and report those exposures. These reviews and discussions include a review of our oil, natural gas and natural gas liquids commodity price hedging arrangements, interest rate risk management, and insurance coverage, as appropriate. In addition, our internal auditors, who report directly to the Audit Committee with respect to internal audit matters, provide the Audit Committee and management with ongoing assessments of our risk management processes. The Audit Committee also has oversight responsibility for the integrity of our financial statements and financial reporting processes and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements. In addition, the Compensation Committee periodically reviews our compensation programs to ensure that they do not encourage excessive risk-taking. The Audit Committee and Compensation Committee report regularly to the full Board on their respective risk management oversight activities.

Director Nominations and Qualifications

              Our Corporate Governance Guidelines and the Charter of the NCG Committee provide that the NCG Committee is responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. The NCG Committee selects a nominee based on the nominee's skills, achievements, and experience. As set forth in the director qualification standards included in our Corporate Governance Guidelines and reflected in the discussion below, the Board as a whole should have broad and relevant experience in high-level business policymaking and a commitment to represent the long-term interests of our stockholders. These standards also provide that each director should have experience in positions of responsibility and leadership, an understanding of our business environment, and a reputation for integrity. In addition, our Corporate Governance Guidelines provide that a director who retires or experiences a significant change in his or her professional or business responsibilities, including a change in his or her principal occupation, position or business affiliation, should, if requested by the NCG Committee, be prepared to offer his or her resignation from the Board. Upon tender of a resignation, the NCG Committee and the Board may review the continued appropriateness of Board membership under the circumstances. In accordance with our Corporate Governance Guidelines, each director has signed and delivered to the Board a resignation letter that is contingent upon (i) his or her failure to receive, in accordance with our By-Laws, the affirmative vote of the holders of a majority of the shares of capital stock in an election of directors at the 2014 Annual Meeting of Stockholders; and (ii) acceptance of his or her resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose.

              Under the framework of the Corporate Governance Guidelines, the NCG Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend individuals and a group that will effectively contribute to our long-term success and represent the interests of all of our stockholders. In determining whether to recommend a director for re-election, the NCG Committee also considers the director's past attendance at meetings and participation in and contributions to Board activities.

              When seeking new director candidates, the NCG Committee considers suggestions from incumbent directors, management, stockholders, and others. The NCG Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The NCG Committee has authority under its charter to retain a search firm for this purpose, but did not retain such a firm during 2012 when Mr. Leiker joined our Board, due to his specific abilities, widely known reputation in our industry and long tenure with his prior employer, a recognized leader in our industry. As discussed further below, on January 10, 2014, Ms. Baumann notified the Board that she did not intend to stand for reelection at the 2014 Annual Meeting. As a result, the NCG Committee is evaluating potential director candidates, and has retained a search firm to assist it in identifying a candidate that it believes will best represent our stockholders' interests. If the NCG Committee believes a candidate would be a valuable addition to the Board, it recommends his or her candidacy to the Board.

              Although the NCG Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the NCG Committee believes that the Board should reflect diversity in its broadest sense, including persons diverse in professional experiences relevant to us, skills, backgrounds, perspectives, gender, race, ethnicity, and national origin. In considering diversity in identifying director nominees, the NCG Committee considers the Board as a whole, without reference to specific representative directors, with the overall objective of establishing a group of directors that reflects diversity, that can work in a collaborative and effective manner, and that can best contribute to our long-term success. The NCG Committee believes that current Board members and director nominees reflect our commitment to diversity. Following the 2014 Annual Meeting, out of a total of eight directors, we will have one Hispanic director who has served on the Board since 2006.

              As noted above, the NCG Committee will consider stockholder recommendations for candidates for the Board. All stockholder recommendations must comply with the notice requirements contained in Section 4(g) of our By-Laws, which requires, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in our securities. In addition, the notice must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee and a written questionnaire completed by the proposed nominee. We will furnish copies of our By-Laws to any person who requests them without charge. Requests for copies should be directed to our Corporate Secretary. For additional information about stockholder nominations, including nominations for the 2015 Annual Meeting of Stockholders, see "Stockholder Proposals for the 2015 Annual Meeting of Stockholders." No stockholder director nominations were received in connection with the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures on Transactions with Related Persons

              Our Related Person Transactions Policy sets forth the policies and procedures for the Audit Committee's review of any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000 per annum, and (c) a related person has or will have a direct or indirect material interest. For purposes of our Related Person Transactions Policy, a "related person" means (i) any of our directors, executive officers, or nominees for director, (ii) any stockholder that beneficially owns more than 5% of our outstanding shares of common stock, and (iii) any immediate family member of any of the foregoing. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, our best interests and the best interests of our stockholders.

              In determining whether to approve or ratify a transaction with a related person, the Audit Committee takes into account the factors it deems appropriate, which may include, among others, the benefits to us, the availability of other sources for comparable products or services, the impact on a director's independence in the event the related person is a director, and the extent of the related person's interest in the transaction. The Audit Committee reviews and assesses ongoing relationships with a related person on at least an annual basis to ensure that they are in compliance with the policy and remain appropriate.

              In addition, our By-Laws provide that a director, officer, or employee of our company may not pursue for his or her own account a business or investment opportunity that he or she learned about through his or her affiliation with us. These restrictions do not apply to the acquisition of less than 1% of the publicly traded stock of another company.

Related Person Transactions

              We recognize that transactions with related persons may raise questions among stockholders regarding whether those transactions are consistent with our best interests and the best interests of our stockholders. It is our policy to enter into or ratify such transactions only when the Board, acting through the Audit Committee or as otherwise described herein, determines that the transaction in question is in, or is not inconsistent with, our best interests and the best interests of our stockholders. Such transactions include, but are not limited to, situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternate sources, or when we obtain products or services from, or provide products or services to, related persons on an arm's length basis on terms comparable to those obtained from or provided to unrelated third parties or on terms comparable to those obtained from or provided to employees generally. The only transaction between our company and a related person since January 1, 2013, is our relationship with Tesco, which was referenced above. Mr. Quintana is the President, Chief Executive Officer, and a director of Tesco, which designs, manufactures, and delivers technology based solutions for the upstream energy industry, including oilfield drilling and completion technology, services, and equipment. We have an agreement with Tesco for its provision of equipment and services to us in connection with our drilling and completion operations. This agreement continues until canceled by either us or Tesco on 30 days advance written notice. Pursuant to this agreement, we are obligated to pay Tesco only for services actually performed or equipment provided, as the case may be, as requested by us from time to time. This agreement does not require us to make any other payments to Tesco, nor does it obligate us to use Tesco for any services or equipment. Mr. Quintana does not have any direct or indirect interest in the transaction, other than as a result of serving as an executive officer and director of Tesco. Mr. Quintana had no input in our selection of Tesco for equipment and services or the terms of our agreement with Tesco. Decisions to use Tesco are made by technical professionals supervising the relevant regional activity, based on their assessment of Tesco's equipment and services and related costs in comparison to other providers. In 2013, we paid Tesco $758,327. The amount we paid Tesco during 2013 for equipment and services represented approximately 5% of the total amount paid by us to all service providers (including Tesco) for similar equipment and services during 2013. As of March 31, 2014, we had paid Tesco $165,493 for equipment and services rendered during 2014. In accordance with our Related Person Transactions Policy, the Audit Committee reviewed the relationship between us and Tesco and determined that the relationship is in our best interests and the best interests of our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

              The following table shows beneficial ownership of shares of our common stock as known to us as of March 14, 2014, by all beneficial owners of more than 5% of the outstanding shares of our common stock as of March 14, 2014, by each director, director nominee, and named executive officer, and all directors and executive officers as a group. Restricted stock units and performance share units are not included in this table as no actual shares have been issued with respect to our outstanding restricted stock units and performance share units. A supplemental table has been included later in this section describing the number of restricted stock units and performance share units owned by the individuals described below.

Name of Beneficial Owner	Shares beneficially owned, excluding options	Options exercisable within 60 days of 3/14/2014	Total shares beneficially owned(1)	Percent beneficially owned(2)
Name and Address of Stockholders Owning More Than 5%
T. Rowe Price Associates, Inc.(3)	8,796,357	—	8,796,357	13.1%
100 East Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(4)	5,354,431	—	5,354,431	8.0%
40 East 52nd Street
New York, NY 10022
Vanguard Group, Inc.(5)	3,853,728	—	3,853,728	5.7%
100 Vanguard Blvd.
Malvern, PA 19355
Name and Position of Directors, Director Nominees and Named Executive Officers
Barbara M. Baumann, Director	39,674	9,772	49,446	*
Larry W. Bickle, Director	130,934	9,772	140,706	*
Stephen R. Brand, Director	8,207	—	8,207	*
William J. Gardiner, Director	52,674	9,772	62,446	*
Loren M. Leiker, Director	7,636	—	7,636	*
Julio M. Quintana, Director	14,361	—	14,361	*
John M. Seidl, Director	7,007	—	7,007	*
William D. Sullivan, Director	38,270	—	38,270	*
Anthony J. Best, Chief Executive Officer and Director	186,769	—	186,769	*
Javan D. Ottoson, President and Chief Operating Officer	94,362	—	94,362	*
A. Wade Pursell, Executive Vice President and Chief Financial Officer	65,320	—	65,320	*
David W. Copeland, Executive Vice President, General Counsel and Corporate Secretary	46,069	—	46,069	*
Herbert S. Vogel, Senior Vice President—Portfolio Development and Technical Services	3,118	—	3,118	*
All executive officers and directors as a group (21 persons, including those named above)	969,615	29,316	998,931	1.5%

*
Less than 1%.

(1)
According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of a date reasonably selected by us, through the exercise of any stock option or other right. We selected March 14, 2014, as the determination date.

(2)
Based on an aggregate of 67,056,441 shares of common stock outstanding as of March 14, 2014.

(3)
According to a Statement on Schedule 13G/A filed by T. Rowe Price Associates, Inc. ("T. Rowe") on February 11, 2014, by reason of advisory and other relationships with persons who own shares of our common stock, T. Rowe may be deemed to be the beneficial owner of a total of 8,796,357 shares, with shared voting power as to zero shares, shared dispositive power as to zero shares, and sole voting power as to 2,032,450 shares and sole dispositive power as to 8,796,357 shares.

(4)
According to a Statement on Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") on January 30, 2014, by reason of advisory and other relationships with persons who own shares of our common stock, BlackRock may be deemed to be the beneficial owner of a total of 5,354,431 shares, with shared voting power as to zero shares, shared dispositive power as to zero shares, and sole voting power as to 4,931,468 shares and sole dispositive power as to 5,354,431 shares.

(5)
According to a Statement on Schedule 13G filed by Vanguard Group, Inc. ("Vanguard") on February 11, 2014, by reason of advisory and other relationships with persons who own shares of our common stock, Vanguard may be deemed to be the beneficial owner of a total of 3,853,728 shares, with shared voting power as to zero shares, shared dispositive power as to 37,577 shares, and sole voting power as to 42,377 shares and sole dispositive power as to 3,816,151 shares.

Restricted Stock Units and Performance Share Units

              Restricted stock units ("RSUs") represent the right to receive shares of our common stock to be delivered upon settlement, subject to risk of forfeiture and cancellation. The holders of RSUs do not have voting rights, nor are they entitled to receive cash payments equal to any cash dividends and other distributions paid in cash on our common stock. The RSU awards vest pursuant to dates established by their corresponding Restricted Stock Unit Award Agreements.

              Performance share units ("PSUs") represent the right to receive, upon settlement of the PSUs after the completion of a three-year performance period, a number of shares of our common stock that may be from zero to two hundred percent of the number of PSUs granted on the award date, depending on the extent to which we have achieved our performance goals and the extent to which the PSUs have vested. The holders of PSUs do not have voting rights, nor are they entitled to receive cash payments equal to any cash dividends or other distributions paid in cash on our common stock.

              The following table shows the number of RSUs and PSUs owned by each of the directors, our named executive officers and all directors and executive officers as a group, as of March 14, 2014.

	Total Restricted Stock Units	Total Performance Share Units	Total Vested Performance Share Units(1)
Barbara M. Baumann	—	—	—
Larry W. Bickle	—	—	—
Stephen R. Brand	—	—	—
William J. Gardiner	—	—	—
Loren M. Leiker	—	—	—
Julio M. Quintana	—	—	—
John M. Seidl	—	—	—
William D. Sullivan	—	—	—
Anthony J. Best	33,170	124,545	30,021
Javan D. Ottoson	25,281	56,447	12,970
A. Wade Pursell	12,133	45,021	10,491
David W. Copeland	5,122	18,910	4,340
Herbert S. Vogel	4,493	12,484	2,212
All Executive Officers and Directors as a group (21 persons, including those named above)	105,989	354,136	83,259

(1)
PSUs granted on July 1, 2011, vested one-seventh on July 1, 2012 and two-sevenths on July 1, 2013. PSUs granted on July 1, 2012, vested one-third on July 1, 2013. The amounts shown reflect the vested portion of the PSUs owned by each director, named executive officer and all directors and executive officers as a group. The actual number of shares of our common stock issued to settle the PSUs at the end of the performance period may vary from zero to two hundred percent of the number of PSUs indicated, depending on the extent to which we have achieved our performance goals.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Under United States securities laws, directors, executive officers, and persons beneficially holding more than 10% of our common stock must report their initial ownership of our common stock and any subsequent changes in that ownership in reports that must be filed with the SEC and provided to us. The SEC has designated specific deadlines for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due.

              Based solely on a review of reports furnished to us, and written representations from our officers and directors, all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2013 under Section 16(a) under the Exchange Act.

 INFORMATION ABOUT EXECUTIVE OFFICERS

              The following table sets forth the names, ages and positions of SM Energy's executive officers. The age of each executive officer is as of March 14, 2014.

Name	Age	Position
Anthony J. Best	64	Chief Executive Officer and Director
Javan D. Ottoson	55	President and Chief Operating Officer
A. Wade Pursell	49	Executive Vice President and Chief Financial Officer
David W. Copeland	57	Executive Vice President, General Counsel and Corporate Secretary
Herbert S. Vogel	53	Senior Vice President—Portfolio Development and Technical Services
Gregory T. Leyendecker	56	Senior Vice President and Regional Manager
Mark D. Mueller	49	Senior Vice President and Regional Manager
Lehman E. Newton, III	58	Senior Vice President and Regional Manager
Kenneth J. Knott	49	Vice President—Land and Assistant Secretary
Mary Ellen Lutey	42	Vice President and Regional Manager
Mark T. Solomon	45	Vice President—Controller and Assistant Secretary
David J. Whitcomb	51	Vice President—Marketing
Dennis A. Zubieta	47	Vice President—Engineering, Evaluation and A&D

              Anthony J. Best.    Mr. Best joined the Company in June 2006 as President and Chief Operating Officer. Mr. Best was elected Chief Executive Officer and a director of the Company in February 2007. Mr. Best relinquished his position as President when the Board appointed Mr. Ottoson to that office in October 2012. Mr. Best is also a director of Newpark Resources, Inc. (NYSE: NR), a company that is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. From November 2005 to June 2006, Mr. Best was developing a business plan and securing capital commitments for a new exploration and production entity. From 2003 to October 2005, Mr. Best was President and Chief Executive Officer of Pure Resources, Inc., an independent oil and natural gas exploration and production company that was a subsidiary of Unocal, where he managed all of Unocal's onshore United States assets. From 2000 to 2002, Mr. Best had an oil and gas consulting practice, working with various energy firms. From 1979 to 2000, Mr. Best was with ARCO in a variety of positions, including serving as President—ARCO Latin America, President—ARCO Permian, Field Manager for Prudhoe Bay and VP—External Affairs for ARCO Alaska. Mr. Best has over 35 years of experience in the energy industry.

              Javan D. Ottoson.    Mr. Ottoson joined the Company in December 2006 as Executive Vice President and Chief Operating Officer. Mr. Ottoson was appointed as President of the Company in October 2012. Mr. Ottoson has been in the energy industry for over 32 years. From April 2006 until he joined the Company in December 2006, Mr. Ottoson was Senior Vice President—Drilling and Engineering at Energy Partners, Ltd., an independent oil and natural gas exploration and production company, where his responsibilities included overseeing all aspects of its drilling and engineering functions. Mr. Ottoson managed Permian Basin assets for Pure Resources, Inc., a Unocal subsidiary, and its successor owner, Chevron, from July 2003 to April 2006. From April 2000 to July 2003, Mr. Ottoson owned and operated a homebuilding company in Colorado and ran his family farm. Prior to 2000, Mr. Ottoson worked for ARCO in management and operational roles, including serving as President of ARCO China, Commercial Director of ARCO United Kingdom, and Vice President of Operations and Development, ARCO Permian.

              A. Wade Pursell.    Mr. Pursell joined the Company in September 2008 as Executive Vice President and Chief Financial Officer. Mr. Pursell was Executive Vice President and Chief Financial Officer for Helix Energy Solutions Group, Inc., a global provider of life-of-field services and development solutions to offshore energy producers and an oil and gas producer, from February 2007 to September 2008. From October 2000 to February 2007, he was Senior Vice President and Chief Financial Officer of Helix. He joined Helix in May 1997, as Vice President—Finance and Chief Accounting Officer. From 1988 through May 1997, Mr. Pursell was with Arthur Andersen LLP, serving as an Experienced Manager specializing in the offshore services industry.

              David W. Copeland.    Mr. Copeland joined the Company in January 2011 as Senior Vice President and General Counsel. He was appointed as the Company's Corporate Secretary in July 2011 and its Executive Vice President in May 2013. Mr. Copeland has over 31 years of experience in the legal profession, including over 22 years as internal counsel for various energy companies. Prior to joining the Company, he co-founded Concho Resources Inc., in Midland, Texas, where he served as its Vice President, General Counsel and Secretary from April 2004 through November 2009, and then as its Senior Counsel through December 2010. From August 1997 through March 2004, Mr. Copeland served as an executive officer and general counsel of two energy companies he co-founded in Midland, Texas. Mr. Copeland started his career in 1982 with the Stubbeman, McRae, Sealy, Laughlin & Browder law firm in Midland, Texas.

              Herbert S. Vogel.    Mr. Vogel joined the Company in March 2012 as Senior Vice President—Portfolio Development and Technical Services, and is responsible for Corporate Exploration, Engineering, Land, Marketing and EHS activities. Mr. Vogel has over 29 years of experience in the oil and gas business. He joined the Company after his retirement from BP, where he most recently served as the President of BP Energy Co. and Regional Business Unit Leader of North American Gas & Power. His previous roles included COO—NGL, Power & Financial Products in Houston, Managing Director Gas Europe & Africa in London, and Sr. VP of the Tangguh LNG Project in Indonesia. Mr. Vogel started his career as a reservoir engineer with ARCO Alaska, Inc., and progressed through a series of positions of increasing responsibility in engineering, operations management, new ventures development, and business unit management at ARCO and BP.

              Gregory T. Leyendecker.    Mr. Leyendecker was appointed Senior Vice President and Regional Manager in May 2010. From July 2007 to May 2010, he served as Vice President and Regional Manager. Mr. Leyendecker joined the Company in December 2006 as Operations Manager for the South Texas & Gulf Coast region in Houston, Texas. Mr. Leyendecker has over 33 years of experience in the energy industry, and held various positions with Unocal Corporation, an independent oil and natural gas exploration and production company, from 1980 until its acquisition in 2005. During his career with Unocal, he was the Asset Manager for Unocal Gulf Region USA from 2003 to June 2004 and Production and Reservoir Engineering Technology Manager for Unocal from June 2004 to August 2005. He was appointed Drilling and Workover Manager for the San Joaquin Valley business unit of Chevron, as successor-by-merger of Unocal Corporation, in Bakersfield, California in August 2005, and held this position until January 2006. Immediately prior to joining the Company, Mr. Leyendecker was Vice President of Drilling Management Services from February 2006 to November 2006 for Enventure Global Technology, a provider of solid expandable tubular technology.

              Mark D. Mueller.    Mr. Mueller joined the Company in September 2007 as Senior Vice President. Mr. Mueller was appointed as the Regional Manager of the Rocky Mountain region effective January 1, 2008. Mr. Mueller has been in the energy industry for over 27 years. From September 2006 to September 2007, he was Vice President and General Manager at Samson Exploration Ltd., an oil and gas exploration and production company that was a subsidiary of Samson Investment Company, in Calgary, Canada, where his responsibilities included fiscal performance, reserves, and all operational functions of the company. From April 2005 until its sale in August 2006, Mr. Mueller was Vice President and General Manager for Samson Canada Ltd., an oil and gas exploration and production company that was a subsidiary of Samson Investment Company, where he was responsible for all business units and the eventual sale of the company. Mr. Mueller joined Samson Canada Ltd. as

Project Manager in May 2003 to build a new basin-centered gas business unit and was Vice President from December 2003 to August 2006. Prior to joining Samson, Mr. Mueller was West Central Alberta Engineering Manager for Northrock Resources Ltd., a Canadian oil and gas company that was a wholly-owned subsidiary of Unocal Corporation, in Calgary, Canada. From 1986 to 2003, Mr. Mueller held positions of increasing responsibility in engineering and management for Unocal throughout North America and Southeast Asia.

              Lehman E. Newton, III.    Mr. Newton joined the Company in December 2006 as General Manager for the Midland, Texas office, was appointed Vice President and Regional Manager of the Permian region in June 2007, and was appointed Senior Vice President and Regional Manager in May 2010. Mr. Newton has over 35 years of experience in the energy industry. From November 2005 to November 2006, Mr. Newton served as Project Manager for one of Chevron's largest Lower 48 projects. Mr. Newton joined Pure Resources in February 2003 as the Business Development Manager and worked in that capacity until October 2005. Mr. Newton was a founding partner in Westwin Energy, an independent Permian Basin exploration and production company, from June 2000 to January 2003. Prior to that, Mr. Newton spent 21 years with ARCO in various engineering, operations and management roles, including as Asset Manager, ARCO's East Texas operations, Vice President, Business Development, ARCO Permian, and Vice President of Operations and Development, ARCO Permian.

              Kenneth J. Knott.    Mr. Knott was appointed Vice President—Land and Assistant Secretary in October 2012, and is responsible for all of the Company's regional and administrative land functions. Mr. Knott was appointed Vice President of Business Development & Land and Assistant Secretary in August 2008. Mr. Knott joined SM Energy in November 2000 as Senior Landman for the Gulf Coast region in Lafayette, Louisiana, and later assumed the position of Gulf Coast Regional Land Manager when the office was moved to Houston in March 2004.

              Mary Ellen Lutey.    Ms. Lutey was appointed Vice President and Regional Manager of the Mid-Continent region in December 2012. She joined SM Energy in June 2008 as North Rockies Asset Manager, where she managed the Company's activities in the Williston Basin. Prior to joining SM Energy, Ms. Lutey held various technical and managerial positions in several regions of the United States and Canada. She was a Senior Reservoir Engineer with Chesapeake Energy Corporation from September 2007 until June 2008, where she was responsible for the resource development of the Fayetteville Shale in Arkansas. Ms. Lutey was a Team Lead for Engineering and Geoscience, with ConocoPhillips Canada from April 2006 until September 2007, where she was responsible for the technical and business performance of two multi-discipline groups in Western Canada. From July 2005 until April 2006, she was a Team Lead for Engineering and Geoscience, with Burlington Resources Canada where she managed the growth and development of resource plays in Western Canada. From 1994 until 2005, Ms. Lutey held various engineering and leadership positions of increasing responsibility for Burlington Resources. Ms. Lutey has over 22 years of experience in the energy industry.

              Mark T. Solomon.    Mr. Solomon was appointed Vice President—Controller and Assistant Secretary of the Company in May 2011. He was appointed Controller of the Company in January 2007. Mr. Solomon served as the Company's Acting Principal Financial Officer from April 2008 to September 2008, which was during the period of time that the Company's Chief Financial Officer position was vacant. Mr. Solomon joined the Company in 1996. He served as Financial Reporting Manager from February 1999 to September 2002, Assistant Vice President—Financial Reporting from September 2002 to May 2006 and Assistant Vice President—Assistant Controller from May 2006 to January 2007. Prior to joining the Company, Mr. Solomon was an auditor with Ernst & Young. Mr. Solomon has over 17 years of experience in the energy industry.

              David J. Whitcomb.    Mr. Whitcomb was appointed Vice President—Marketing in August 2008. Mr. Whitcomb joined SM Energy in November 1994 as Gas Contract Analyst and was named Assistant

Vice President of Gas Marketing in October 1995. In March 2007, his responsibilities were expanded to include oil marketing, at which time his title was changed to Assistant Vice President and Director of Marketing.

              Dennis A. Zubieta.    Mr. Zubieta was appointed Vice President—Engineering, Evaluation and A&D in October 2012. He was appointed Vice President—Engineering and Evaluation of the Company in August 2008. Mr. Zubieta joined the Company in June 2000 as Corporate A&D Engineer, assumed the role of Reservoir Engineer in February 2003, and was appointed Reservoir Engineering Manager in August 2005. Mr. Zubieta was employed by Burlington Resources from June 1988 to May 2000 in various operations and reservoir engineering capacities. Mr. Zubieta has over 26 years of experience in the energy industry.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

              This section describes the objectives and elements of the compensation programs for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers employed at the end of the 2013 fiscal year, whom we collectively refer to in this "Executive Compensation" section as our "NEOs" or "Named Executive Officers." Our NEOs for fiscal 2013 are:

  •
  Anthony J. Best, Chief Executive Officer

  •
  Javan D. Ottoson, President and Chief Operating Officer

  •
  A. Wade Pursell, Executive Vice President and Chief Financial Officer

  •
  David W. Copeland, Executive Vice President, General Counsel and Corporate Secretary

  •
  Herbert S. Vogel, Senior Vice President—Portfolio Development and Technical Services

Executive Summary

              Our leadership and culture encourage long-term stockholder value creation. We evaluate performance using both quantitative and qualitative factors and review not only "what" is achieved, but also "how" it is achieved. We provide what we believe to be a balanced mix of base salary, annual cash incentives through our Short-Term Incentive Plan ("STIP"), and long-term equity incentives through our Long-Term Incentive Plan ("LTIP"). We balance incentives tied to short-term annual performance with incentives tied to our multi-year performance. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long term. The performance metrics used in our annual STIP include those we believe are the key drivers of long-term stockholder value creation: production volume; proved developed reserve additions; finding and development costs; cash flow; net income; environmental, health, and safety goals; and exploration success and inventory growth. The program is not completely formulaic because the Compensation Committee has the discretion to adjust bonuses based on the "quality" of the results as well as individual performance and behavior, and has used that discretion to adjust calculated bonuses in the past. Our LTIP rewards total stockholder return, both on an absolute basis and relative to an index of peer exploration and production companies.

    Business Highlights

              In 2013, we had a record year. Our production of 48.3 million barrels of oil equivalent ("MMBOE") exceeded our target, set a new production record for our company, and represented 32.3% growth in production from 2012. We also exceeded our proved developed reserve additions target—68.6 MMBOE—by 41.7%, adding 97.2 MMBOE to our proved developed reserves. Our financial performance in 2013 matched our strong operational results. We exceeded our cash flow target of $1,237.6 million by 19.4%, with a record cash flow for our company of $1,477.3 million. Our strong cash flow and continued efforts to reduce costs led to net income of $170.9 million, which exceeded our target by 166.6%. Our finding and development costs also beat our target by 24.1%, which represented a reduction of 28.4% over 2012. Our performance with respect to our qualitative STIP factors was also very positive. Our strong exploration success and inventory growth performance was largely driven by our achievements in East Texas and the Powder River Basin of Wyoming. We also achieved top-quartile performance for many of the environmental, health, and safety metrics that we believe are important to operating our business in a way to maximize the safety of our employees and minimize our impact on the environment.

    Compensation Program Highlights

              Our performance in 2013 is exemplary of the excellence we strive to achieve. We beat our targets in all five quantitative areas and performed well with respect to our qualitative metrics. These results influenced our Compensation Committee to pay actual 2013 bonuses for the NEOs that were at or above two times the applicable STIP target percentage. We believe that this result indicates that our STIP is appropriately designed to link compensation earned to the achievement of our financial and strategic objectives. See the "Short-Term Incentive Plan" section below for additional discussion.

              Our LTIP uses a combination of service-vesting RSUs and performance-based PSUs. We believe these types of long-term incentives appropriately balance risk and reward, because such units have both upside potential and downside risk. The performance measures used in our LTIP reward total stockholder return, both on an absolute basis and relative to an index of peer exploration and production companies.

              Our executive compensation program incorporates the following:

  •
  The majority of our executive compensation is variable and linked to meeting our short-term and long-term financial and strategic goals and to creation of long-term stockholder value.

  •
  Executives receive a significant portion of their compensation in the form of equity and are subject to meaningful stock ownership guidelines to further align their interests with those of our long-term stockholders.

  •
  The Compensation Committee annually reviews an analysis of our incentive compensation plans prepared by the Compensation Committee's independent compensation consultant to ensure they are designed appropriately and do not encourage excessive risk taking, while taking into account market changes and peer group comparisons.

    Governance Highlights

              With the exception of our Chief Executive Officer, Mr. Best, we typically do not provide severance benefits in the event of termination without cause not related to a change of control. Under his employment agreement, Mr. Best receives severance benefits only in the event of a termination without cause, and based upon advice from Frederic W. Cook & Co., Inc. ("F. W. Cook"), we believe that such benefits are consistent with current industry practice. All executive benefits under the change of control executive severance agreements with our other NEOs and under all equity-based awards grants on or after May 21, 2008, that are related to a change of control require a "double-trigger," meaning they require first that a qualifying change of control event has occurred, and second that the executive has been involuntarily or constructively terminated. We do not provide excise tax "gross-ups" for severance agreements.

              With the exception of a supplemental executive retirement plan (the "SERP"), which is intended to provide benefits similar to those received by all employees but with respect to income above the Internal Revenue Code ("IRC") limit, and a non-qualified deferred compensation plan, the retirement benefits provided to the NEOs are the same as those provided to all employees. We discontinued supplemental executive benefits, including disability and life insurance, in July 2010.

              Other practices that further align management's interests with those of our stockholders include meaningful stock ownership requirements for our executives and our securities trading policy that prohibits officers, employees and directors from entering into transactions that "hedge" the value of our stock, holding our securities in margin accounts, pledging our securities to secure indebtedness, and buying or selling options or derivatives with respect to our securities.

Stockholder Advisory Vote on Compensation

              At our 2013 Annual Meeting of Stockholders, our stockholders were provided the opportunity to cast a non-binding advisory vote on the compensation of our NEOs. Over 98% of votes cast approved the compensation of our NEOs. Because the vote was advisory, the result was not binding on the Compensation Committee. However, the Compensation Committee believes that this overwhelming approval of the compensation of our NEOs by our stockholders indicates that our stockholders believe that our compensation philosophy and our executive compensation policies are effective and are aligned with stockholders' interests. The Compensation Committee took into account the outcome of the vote and other factors, as more fully discussed herein, in reviewing our executive compensation policies in 2013 and in determining that no significant changes to our executive compensation programs and policies were necessary in 2013.

Objectives of Executive Compensation Program

              Our overall executive compensation program is designed to promote superior returns for our stockholders through the exploration for and development and growth of our oil, natural gas and natural gas liquid assets. The objectives of our executive compensation program are to:

    1.
    Provide competitive total compensation opportunities that allow us to attract, retain, compensate, and motivate talented management.

    Our pay philosophy is to target overall compensation opportunities at levels competitive with equivalent positions at companies with which we may compete for talent. In general, based on analysis performed by the Compensation Committee's independent compensation consultant, F. W. Cook, we target total direct compensation for our NEOs around the median of our industry peer group (see "Compensation Determination Process" for further detail). Actual compensation earned by a particular individual may be above or below the target level based on company and individual performance measured against the established metrics of our incentive compensation programs.

    2.
    Link compensation earned to the achievement of our short-term and long-term financial and strategic objectives.

    We believe that the proportion of total compensation that is performance-based, and therefore "at risk," should increase with an individual's level of responsibility. Our compensation system is intended to provide the appropriate balance between fixed and variable compensation, cash and equity compensation, and short-term and long-term incentives. To this end, our STIP rewards annual operating and financial performance based upon quantitative measures of cash flow, net income, production volume, proved developed reserve growth, finding and development costs, and discretionary qualitative measures of environmental, health, and safety and exploration success and inventory growth (see "Elements of Compensation—Short-Term Incentive Plan"). Our LTIP rewards total stockholder return, both on an absolute basis and relative to an index of peer exploration and production companies (see "Elements of Compensation—Long-Term Incentive Plan").

    3.
    Align performance incentives with the long-term interests of our stockholders.

    We believe that we achieve alignment of long-term interests between stockholders and management by paying a substantial portion of total compensation in the form of equity-based incentives and through stock ownership guidelines that ensure executives have a meaningful ownership stake during their tenure. In addition, the metrics used for our STIP include those we believe drive long-term value creation, while realized compensation under our LTIP is aligned with absolute and relative returns realized by our stockholders.

    4.
    Ensure programs are cost-effective and financially efficient.

    As part of the process of approving new programs, changes to existing programs, and awards under our programs (e.g., salary increases, bonus payments, and equity compensation grants), the Compensation Committee evaluates numerous relevant considerations, including the financial impact of such compensation, expected accounting treatment, potential stockholder dilution, and the impact on our financial results. The Compensation Committee strives for the development of programs that are affordable, that are designed in the most financially efficient manner possible, and that satisfy our other objectives.

    In addition, we make reasonable efforts to maximize the tax deductibility of all elements of compensation. Under Section 162(m) of the IRC, compensation in excess of $1.0 million per year paid to certain of our NEOs is not tax deductible unless certain requirements are met, including that the compensation is "performance-based" as defined in Section 162(m). The Compensation Committee administers our STIP and LTIP so that compensation awarded and paid to our NEOs is intended to be "performance-based" under Section 162(m) and therefore fully tax-deductible; however, the Compensation Committee reserves the right to provide compensation that does not meet Section 162(m) deductibility requirements, and it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to us.

    5.
    Uphold high standards of good corporate governance and strive to achieve evolving best practices.

    The Compensation Committee, with the assistance of management and the Compensation Committee's independent compensation consultant, F. W. Cook, stays abreast of current and developing corporate governance standards and industry trends with respect to executive compensation and makes changes to our programs, as it deems appropriate, to reflect best practices and/or new legislation.

Compensation Determination Process

Responsibilities of the Compensation Committee

              Our executive compensation is determined by our Board and the Compensation Committee, as discussed below. The Compensation Committee is comprised of three independent directors and operates under the framework of a formal charter. Members of the Compensation Committee are appointed by the Board for, among other things, the purposes of:

  •
  overseeing the administration of our employee compensation and benefit plans;

  •
  reviewing and approving our general compensation strategy and objectives;

  •
  reviewing and recommending to the Board for its approval our compensation plans, policies and programs; and

  •
  reviewing the performance and approving the compensation for our executive officers, including our Chief Executive Officer.

              In 2013, the Compensation Committee met nine times to administer the matters noted above and other related matters.

Independence of the Compensation Committee

              Based upon the independence tests set forth in Section 303A.02 of the Corporate Governance Standards of the NYSE Listed Company Manual, the Board has determined that the members of the Compensation Committee are independent.

Independent Compensation Consultant

              Since 2007, the Compensation Committee has engaged F. W. Cook as its independent executive compensation consultant. F. W. Cook reports directly to the Compensation Committee and the Compensation Committee may replace F. W. Cook or hire additional consultants or other advisors as it deems necessary. A principal of F. W. Cook attends Compensation Committee meetings, as requested, and communicates with the Compensation Committee between meetings. The services F. W. Cook provides, based upon direction from the Compensation Committee, include advising the Compensation Committee on the design of our executive compensation programs and the evolving best practices related thereto, providing market information and analysis regarding the competitiveness of our executive compensation opportunities, conducting compensation risk assessments and providing analysis concerning the equity compensation practices of our peers. To facilitate the delivery of these services to the Compensation Committee, F. W. Cook interfaces with our management, in particular our Senior Vice President—Human Resources. F. W. Cook does not provide directly, or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing, to us. The total consulting fees we pay to F. W. Cook are less than 1% of the total annual revenues of F. W. Cook, and F. W. Cook and the F. W. Cook consultants working with us are prohibited from owning any of our shares of common stock directly, although such shares may be owned within mutual funds. In addition, no officer, director, stockholder or employee of F. W. Cook has any known personal relationship with any of our officers, directors, stockholders or employees that would present a potential conflict to their independence. After consideration of disclosures and representations made by F. W. Cook concerning the foregoing, the Compensation Committee determined in 2013 that F. W. Cook's work did not raise any potential conflicts of interest. F. W. Cook has agreed to advise the Compensation Committee if any potential conflict of interest arises that could cause F. W. Cook's independence to be questioned and not to undertake any project for our management, except at the request of the Compensation Committee and as agent for the Compensation Committee. In 2013, F. W. Cook did not provide any services to us other than those requested by the Compensation Committee and related to F. W. Cook's engagement as the independent consultant to the Compensation Committee.

 Compensation Risk Assessment

              Each year, the Compensation Committee and F. W. Cook review and evaluate our compensation policies and practices for all employees to assess to what extent, if any, these policies and practices could result in risk taking incentives, whether our compensation policies and practices mitigate such risk taking incentives by properly aligning the interest of our employees with the interests of our stockholders and whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. In 2013 and 2014, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

Role of Management in Determination Process

              Under the oversight of our Chief Executive Officer and Senior Vice President—Human Resources, management provides recommendations to the Compensation Committee on matters of compensation philosophy and plan design. Our Chief Executive Officer provides recommendations for pay levels for executives other than himself based on competitive market data, internal fairness among executives, past performance, and future potential. Our Human Resources department supports management and the Compensation Committee by providing information on historical compensation levels, employee evaluations and its analysis of comparative industry data, and by interfacing with F. W. Cook. While members of the management team attend Compensation Committee meetings, they are not generally present during executive sessions, and individual members of the management team are never present during discussions of their respective compensation. The Compensation Committee and the Board, as required under the Compensation Committee's charter, make all final decisions with respect to compensation of our executive officers.

Comparative Peer Group

              One of the objectives of our executive compensation program is to ensure that total compensation opportunities provided to our executive officers are competitive with the companies against which we compete for business opportunities, investment dollars, and executive talent. Criteria for the selection of peer companies with our General Industry Classification Standard Industry Code include standard measures such as revenue, assets, number of employees, and enterprise value, as well as several industry-specific criteria such as annual production volume, fiscal year-end reserves, total costs incurred in oil and gas activities, and the magnitude of each company's offshore and non-U.S.-based operations. F. W. Cook identifies peer companies that are within 50% – 200% of our company for at least four of these criteria and that have corporate structures similar to ours. The Compensation Committee, with input from F. W. Cook, selects a peer group that includes the 15-20 companies that best fit the selection criteria, excluding those companies from the peer group from the previous year that no longer satisfy the selection criteria. The peer group used for 2013 compensation comparisons was approved in March 2013 and consisted of the following companies:

Bill Barrett Corporation	EXCO Resources, Incorporated
Cabot Oil & Gas Corporation	Forest Oil Corporation
Cimarex Energy Company	Laredo Petroleum Holdings, Inc.
Comstock Resources, Inc.	Newfield Exploration Company
Concho Resources Inc.	QEP Resources, Inc.
Continental Resources, Inc.	Range Resources Corporation
Denbury Resources Incorporated	Ultra Petroleum Corp.
Energen Resources Corporation	Whiting Petroleum Corporation

              At the time the Compensation Committee approved the peer group, we ranked within 10% of peer group median in annual revenues, market capitalization, and enterprise value; we ranked between the 25th percentile and peer group median in total assets, number of employees, and fiscal year-end reserves; and we ranked between peer group median and the 75th percentile in prior year annual production and total costs incurred in oil and gas activities.

              This peer group includes thirteen of the companies included in our 2012 peer group, plus three additional companies: Laredo Petroleum Holdings, Inc., Newfield Exploration Company, and QEP Resources, Inc. Companies in the 2012 peer group excluded from the 2013 peer group were: Berry Petroleum Company, Plains Exploration & Production Company, Quicksilver Resources Inc. and Stone Energy Corporation.

              In May 2013, F. W. Cook conducted an analysis of competitive pay levels for the executive officers named in the most recently filed proxy statements of the peer group companies versus corresponding positions at our company. For certain NEO positions, F. W. Cook also supplemented this analysis with data from relevant third party, independent compensation surveys focused on the exploration and production industry (the Energy 27 Group and Effective Compensation, Inc. surveys). Competitive data generally reflected actual amounts paid for 2012 performance, although some information was available on 2013 target compensation levels. Findings from this analysis indicated that base salaries and target annual cash compensation (base salary plus target annual bonus) for our NEOs were between the 25th percentile and median of the peer group, other than for Mr. Best, whose base salary and target annual cash compensation were below the 25th percentile of the peer group. Target total direct compensation (base salary plus target bonus plus long-term incentive compensation) was between the 25th percentile and median for all of the NEOs.

              After reviewing this comparative compensation data, the Compensation Committee elected to adjust the base salary for each of our NEOs to at or near the median level. As a result of this adjustment, 2013 target annual cash compensation was at the median for Mr. Best and Mr. Vogel, and was between the 25th percentile and median for the other NEOs, and target total direct compensation was between the 25th percentile and median for all NEOs.

Tally Sheets

              To enhance the analytical data the Compensation Committee uses to evaluate the compensation of our CEO, President, and CFO and to provide the Compensation Committee with a consolidated view of the aggregate value of all material elements of compensation for those executives, our Human Resources department provides the Compensation Committee and F. W. Cook with a tally sheet summary of all of the compensation and benefit arrangements for each of those executives, including severance arrangements and all benefits provided in connection with termination of employment. The tally sheets show the amount the executive would receive under various foreseeable circumstances (e.g., termination with or without cause; resignation; and retirement or termination in connection with change in control).

              The Compensation Committee does not assign a specific weighting to the tally sheets in its overall decision-making process concerning compensation, but rather uses the information provided to gain additional perspective and as a reference.

Elements of Compensation

              The principal components of our executive compensation program and the purpose of each component are summarized in the following table. With the exception of the SERP and the non-qualified deferred compensation plan, our executive compensation program is comprised of the same components as the compensation program for other employees. The only material differences are the target pay levels and the proportion of each component in the total pay mix.

Compensation Element	Description	Purpose
Base Salary	based on individual experience and expertise, and targeted at median of peer group	attract and retain qualified employees; and recognize skills, competencies, experience, and individual contributions

STIP	annual cash incentive opportunity dependent upon annual performance in key metrics	drive and incentivize superior annual performance

LTIP	equity-based compensation opportunity dependent upon our long-term total stockholder return performance	drive stockholder value creation; align management interests with stockholders; encourage retention; and reward long-term company performance

Employee Stock Purchase Plan	employees, including our executives, may purchase shares of our common stock at a 15% discount to the fair market value, subject to certain limits	facilitate share ownership among employees; and align employees' interests with those of stockholders

Qualified Retirement Plans	includes qualified defined benefit pension plan and 401(k) plan with company match	attract and retain employees; and support succession planning objectives by ensuring sufficiency of retirement replacement income

Supplemental Retirement Plan	provides benefits under qualified pension plan formula on earnings above the IRC limits for the qualified plan ($255,000 for 2013)	attract and retain executives; encourage retention; and support succession planning objectives by ensuring sufficiency of retirement replacement income

Non-qualified Deferred Compensation Plan	provides tax planning opportunities for our executives, and enables our executives to receive the full benefit of matching contributions in excess of IRC limits applicable to 401(k) plans	attract and retain executives; encourage retention; and support succession planning objectives by ensuring sufficiency of retirement replacement income

Benefits and Perquisites	medical, dental, life, wellness, financial advisory services for executives and disability insurance	attract and retain highly qualified employees; and support the overall health and well-being of all employees

Target Competitive Positioning

              Our pay philosophy is for each executive's target compensation opportunity to approximate market medians in total compensation and across individual compensation elements. Actual pay and award value may be higher or lower than target, based on company and individual performance results and changes in our performance, including our share price. As noted above, based on the Compensation Committee's and F. W. Cook's most recent competitive review in May 2013, the Compensation Committee determined that actual pay opportunities for our NEOs fell short of the desired median competitive level. As a result, during 2013, the Committee made mid-year base salary adjustments for each NEO.

Total Direct Compensation Mix

              The charts below show the 2013 target total direct compensation mix for our Chief Executive Officer and other NEOs. As the charts illustrate, 84% and 77% of total target compensation for our Chief Executive Officer and other NEOs, respectively, is attributable to the performance-based STIP and LTIP, and thus is variable and tied to performance (i.e., "at risk").

CEO	Other NEOs

Base Salary

              Base salary is intended to provide a foundation of executive compensation that recognizes the level of responsibility and authority of each individual executive and compensates for the individual executive's day to day contributions to our success. Based on competitive market data, individual performance and potential, internal equity considerations, and input from the Chief Executive Officer (for executives other than himself), the Compensation Committee initially approved the 2013 salaries on March 28, 2013, effective April 1, 2013, for the NEOs. After receiving and reviewing the competitive pay analysis conducted by F.W. Cook in May 2013, the Compensation Committee increased 2013 base salaries for the NEOs to at or near the median level for each position, which are reflected in the following table:

Name	2012 Salary	2013 Salary
Best	$650,000	$800,000
Ottoson	$430,000	$473,000
Pursell	$360,000	$419,000
Copeland	$328,600	$376,000
Vogel	$310,000	$349,000

              The salary increases approved in 2013 were based on the Compensation Committee's decision that our executive officers' individual performances, corporate performance, industry inflation, and the competitive aspects of the oil and gas industry justified the increases with individual adjustments determined with reference to respective comparative industry data by position and our goal of target compensation approximating the median of our comparative peer group.

Short-Term Incentive Plan

              The STIP is designed to reward our NEOs for achievement of our annual business plan measured by certain annual operational performance objectives. These performance objectives are reviewed each year by management and the Compensation Committee, and after the approval of these objectives, are published as annual goals. At the discretion of the Compensation Committee, these goals may be adjusted from time to time during the year due to significant changes in our business;

however, no adjustments were made during 2013. Payments under the STIP are in the form of annual cash bonuses under our Cash Bonus Plan, which was last approved by our stockholders in May 2013.

              Each NEO is assigned a target bonus as a percentage of base salary, based on the pay level that the Compensation Committee deems to be competitive and appropriate assuming all of our performance goals are achieved at the "target" level. Actual bonuses may range from zero to two times a participant's base salary based on the Compensation Committee's assessment of our performance and that of each of our NEOs. Target bonuses for 2013 as percentages of base salary for the NEOs were the same as in 2012, and were as follows:

Name	2013 Target Bonus Level, % of base salary
Best	100%
Ottoson	90%
Pursell	80%
Copeland	70%
Vogel	70%

    2013 Performance

              In order for the STIP bonus pool to be funded for our NEOs, the 2013 STIP required that our 2013 cash flow, as described below, exceed a threshold level of $600 million. If our cash flow had not exceeded the threshold level, no STIP bonus would be paid regardless of the results of any other metric. Our actual 2013 cash flow was $1.5 billion, resulting in full initial funding of the STIP bonus pool for our NEOs. The Compensation Committee then examined our performance under five quantitative and two qualitative metrics to determine actual bonus payments to our NEOs by reducing (but not increasing) the amounts funded through achievement of the cash flow threshold. Using this construct, bonus payments to our NEOs under the STIP are intended to be "performance-based," as defined under Section 162(m), and therefore fully deductible for federal income tax purposes. The Compensation Committee evaluated our performance in the following five quantitative areas with respect to the annual cash bonus awards for our NEOs:

	Minimum	Target	Maximum	Actual	% of Target
Production Volume (MMBOE)	36.9	43.4	50.0	48.3	111.3%

Proved Developed Reserve Additions (MMBOE)(1)	58.3	68.6	78.9	97.2	141.7%

Finding and Development Costs ($ per BOE)(2)	$23.09	$20.08	$17.07	$15.25	75.9%

Cash Flow ($ in millions)	$990.1	$1,237.6	$1,547.0	$1,477.3	119.4%

Net Income ($ in millions)	$48.1	$64.1	$80.1	$170.9	266.6%

(1)
Adjusted for engineering revisions to proved developed reserves due to asset performance.

(2)
Based on proved developed reserve additions, as adjusted for engineering revisions due to asset performance (excluding land costs). As noted below, our actual finding and development cost out-performed our target by 24.1%.

              Production Volume—The production volume target represents the volume of oil, gas and NGLs estimated in our 2013 business plan to be produced and sold during 2013. This measure is important because proceeds from the sale of production generate essentially all of our revenue. In 2013, we exceeded our corporate production volume target by 11.3%, and all of our four regions exceeded their individual targets.

              Proved Developed Reserve Additions—The proved developed reserve additions target represents the proved developed reserves estimated to be added from projects funded under our capital program during 2013. This measure is important because proved developed reserves are the primary source of future production and cash flow for us and, as such, relate directly to the value of our company. In 2013, we generated 41.7% more proved developed reserve additions than our target amount, and exceeded the maximum value for this metric by 23.2%.

              Finding and Development Costs—Finding and development costs are a measure of the efficiency of our capital program in adding value. The finding and development costs target represents the estimated cost of proved developed reserve additions on a dollar per barrel of oil equivalent ("BOE") basis, as projected under our 2013 business plan. In 2013, our finding and development costs out-performed our target by 24.1% and exceeded the maximum value for this metric by 10.7%, largely as a result of strong reserve growth paired with capital expenditures that slightly exceeded our budget.

              Cash Flow—Our cash flow target is calculated based on our GAAP net income, as adjusted for miscellaneous gains and losses; depreciation, depletion and amortization; impairment and abandonment expense; exploration expense; all taxes; changes in Net Profits Interest Bonus Plan ("NPP") liability; stock compensation expense; interest expense and unrealized derivative gains/losses. This measure is important because our cash flow is the primary source of funding for our ongoing capital program and working capital needs, as well as a key factor in stockholder value creation. In 2013, our cash flow exceeded our 2013 business plan target by 19.4%, primarily due to strong production growth and higher realized prices.

              Net Income—The GAAP net income target represents the amount of GAAP net income initially expected to be generated based on achieving projected 2013 business plan results. This measure is important because the rate at which non-cash costs are incurred is related to investment efficiency over time, and non-recurring events can be materially positive or negative relative to expectations. In 2013, our net income exceeded our target by 166.6%, due primarily to higher than expected revenues and lower than expected depletion, depreciation, amortization, and asset retirement obligation liability accretion expense.

              Additionally, the Compensation Committee assessed our 2013 performance in the following qualitative areas:

  •
  environmental, health, and safety (EHS)

  Our EHS performance, based on statistical industry measurements, improved in most respects during 2013, resulting in top-quartile performance in many areas of statistical measurement that we track. As a result, the Compensation Committee gave positive credit for this qualitative measure in 2013.

  •
  exploration success and inventory growth

  Our performance with respect to our qualitative metric for exploration success and inventory growth was positive, with substantial increases in acreage acquired and greater number of exploration tests than expected. Accordingly, the Compensation Committee gave positive credit for this qualitative measure in 2013.

              The Compensation Committee determines amounts earned under the STIP not only by the extent to which management achieved the quantitative and qualitative performance goals, but also by evaluating how management achieved those goals. Each quantitative factor is not equally weighted and the Compensation Committee considers each quantitative and qualitative factor individually and collectively. Because quantitative goals must be determined at the beginning of the year, the Compensation Committee's exercise of judgment and discretion protects the STIP from having an illogical outcome if circumstances change during the year such that the formulaic goals no longer comport with reasonable outcomes.

              The Compensation Committee considered all of the above-mentioned factors and used its judgment and discretion to determine the following actual bonuses for the NEOs:

			Actual STIP
Name	Salary Paid in 2013	Target STIP (% of Base Salary)	% of Base Salary	Amount
Best	$744,231	100%	200%	$1,488,462
Ottoson	$459,423	90%	182%	$835,000
Pursell	$398,654	80%	160%	$637,846
Copeland	$359,239	70%	140%	$502,834
Vogel	$335,423	70%	147%	$493,072

    Three-Year Performance

              While our operational performance metrics have remained unchanged for at least the last three years, the Compensation Committee has established increasingly challenging annual operational performance goals intended to generate competitive returns and advance our goal of long-term growth in stockholder value. Our most recent three-year operational performance with respect to these goals is illustrated below:

              Due to fluctuations each year in Net Income, historical performance charts for this metric are not meaningful and therefore not included.

Long-Term Incentive Plan

              Our LTIP, which we implemented in its current form in 2008, is an equity compensation program that utilizes performance share units, or PSUs, and restricted stock units, or RSUs, to compensate our NEOs and other key employees for long-term growth in our net asset value, as reflected in our absolute and relative cumulative total stockholder return ("TSR"), which includes the effects of dividends. Awards of PSUs and RSUs are issued pursuant to our Equity Incentive Compensation Plan (the "Equity Plan").

              Under our LTIP, participants were each awarded RSUs and PSUs during the third quarter of 2013, for the performance measurement period beginning July 1, 2013, and ending June 30, 2016. The ratio of PSUs to RSUs in an LTIP participant's grant varies based upon each participant's position. Our NEOs receive 75% of their award in the form of PSUs, with the balance in the form of RSUs. RSUs are settled in shares of our common stock at the time of vesting, and PSUs are settled in shares of our common stock, depending on the extent to which we have satisfied the performance criteria, at the end of the three-year performance period. The actual number of shares of our common stock issued to settle PSUs at the end of the three-year performance period can range from 0% to 200% of the number of PSUs, depending on our absolute and relative TSR. TSR is measured on a compound annualized basis, and relative TSR is compared to the TSR of an equal weighted index of peer companies (the "TSR Peer Group"), in both cases using the average closing prices for the 20 days prior to the start and end of the performance period. The TSR Peer Group consists of companies from our comparative peer group, as recommended by F. W. Cook and selected by the Compensation Committee based upon the criteria discussed above, with any adjustments to that list of companies as deemed necessary or appropriate by the Compensation Committee in its discretion. As of July 1, 2013, for the 2013-2016 performance period, the constituents of the TSR Peer Group included the same companies shown under "Comparative Peer Group" above.

              At any time during the three-year performance period, the Compensation Committee may elect to modify the TSR Peer Group if significant changes occur relating to any member of the TSR Peer Group. As of the date of this Proxy Statement, the Compensation Committee has not modified the TSR Peer Group for the 2013-2016 performance period.

              The number of shares of our common stock issued to settle PSUs at the end of the 2013-2016 performance period will equal the number of PSUs multiplied by the "Earned Percentage." The earned percentage is the sum of the Absolute TSR Score and the TSR vs. Peer Index Score, as outlined in the payout matrix below, subject to a maximum of 200% and a minimum of 0%:

Absolute TSR		TSR vs. Peer Index
Annualized TSR	Earned Percentage*	% Point Difference from Index	Earned Percentage*

≤ 0%	0%	≤ -10%	-80%
4%	20%	0%	20%
16%	110%	≥8%	100%
≥25%	200%

*Earned percentage is linearly interpolated for performance between points.

              The PSUs and RSUs awarded and individual allocations to our NEOs were approved by the Compensation Committee during the second quarter of 2013. In its determination of the total pool value for 2013, the Compensation Committee considered various factors, including historical fair value transfer (or the percentage of market capitalization transferred to employees annually in the form of stock based awards and other forms of ownership in our company, "FVT") under our long-term incentive compensation system compared to our peer group companies, input from F. W. Cook on expected trends in FVT for the subject period, and shares available under our Equity Plan. The 2013 RSUs have a three-year vesting schedule, with one-third vesting on the first three anniversaries of the award date. The 2013 PSUs vest on July 1, 2016. We settle the RSUs with shares of our common stock as they vest. If an NEO is terminated, voluntarily or involuntarily, prior to the third anniversary of the award date, he/she will retain all shares of common stock previously issued by us to settle the RSUs as they vest, but will forfeit all unvested RSUs. No settlement of vested PSUs occurs until the three-year performance period is concluded, and upon voluntary or involuntary termination, an NEO would forfeit all unvested PSUs. All PSUs granted are also subject to a cap in value per unit calculated based on an absolute TSR of 50% for each year and an assumed earned percentage of 200%.

              At the completion of the 2010-2013 performance period, we settled PSUs granted on July 1, 2010, using an earned percentage of 172.5%. We achieved this result based upon our annualized absolute TSR for the performance period of 11%, which resulted in an earned percentage of 72.5%, while our TSR vs. Peer Index for the period exceeded 8%, which increased the earned percentage by the maximum amount of 100%. The chart below illustrates the total return for our stockholders for the three-year period ending June 30, 2013, relative to the Peer Index for such period. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common stock and in the Peer Index at the beginning of the three-year period reflected in the chart below:

Comparison of Three-Year Return
2010-2013

 Timing of Equity Grants

              Equity grants awarded as part of the LTIP and pursuant to our Equity Plan are generally made during the third quarter of each year. The Compensation Committee generally approves these grants at its June meeting. The Compensation Committee or the Board has in the past, and may in the future, make limited grants of equity on other dates for newly hired or other executives and other employees as part of compensation packages designed to recruit, retain or reward such persons. We did not make any special grants of equity to our NEOs during 2013.

Net Profits Interest Bonus Plan

              Prior to 2008, our long-term incentive program for executives and key employees consisted of the NPP and an RSU program. The NPP was designed to reward the contributions made by our executives and other key employees to our long-term financial success. Under the NPP, participants shared in the net profits derived from our investment in all oil and gas activity from a specific pool of properties in a given year after we recovered the capital costs associated with that pool.

              Once vested, the participant receives a share of the distributable proceeds, in the form of annual cash payments, regardless of employment with us. The complex nature of the NPP and the delay and uncertainty in realization of compensation value until pool payout was reached made the NPP less attractive to newly recruited and highly marketable executives and employees. Accordingly, we discontinued the NPP in 2007 on a prospective basis, and the 2007 pool was the last NPP pool created. We will continue to make payments under the NPP for pool years established prior to 2008 for as long as a subject pool remains in payout status. Each of Mr. Best and Mr. Ottoson participate in two NPP pools and currently receive no compensation from these pools because they have not reached payout status.

Retirement Programs—Pension, 401(k) and Non-qualified Deferred Compensation Plans

              Our executives are eligible to participate in our qualified, non-contributory defined benefit pension plan (the "Qualified Pension Plan") and a 401(k) plan on the same basis as all of our employees. The SERP is an unfunded, non-qualified plan that is intended to restore the benefits that would otherwise accrue to certain executive-level employees in the absence of IRC limits on the Qualified Pension Plan. The non-qualified deferred compensation plan (the "NQDC") is intended to provide executives with tax planning opportunities and the opportunity to receive the full benefit of matching contributions in excess of IRC limits applicable to our 401(k) plan. We provide these plans to remain competitive in the hiring and retention of qualified personnel, and to support our succession planning objectives with a goal of providing retirement replacement income.

              The Qualified Pension Plan in combination with the SERP for certain executive-level employees provide a benefit after 25 years of credited service to us equal to 35% of final average compensation. Final compensation is the average of the highest three consecutive years of the ten years preceding termination of employment. For each NEO, the level of compensation used to determine benefits payable under the Qualified Pension Plan and the SERP is that executive's average base salary, excluding bonuses.

              Our 401(k) plan is a defined contribution plan also intended to be qualified under the IRC and subject to the Employee Retirement Income Security Act of 1974. The 401(k) plan allows eligible employees to contribute up to 60% of their income on a pretax basis through contributions to the 401(k) plan, subject to annual limits to amounts determined by IRC regulations ($17,500 for 2013). We match each employee's contributions in cash on a dollar for dollar basis, up to 6% of the employee's base salary and cash bonus. Company contributions vest over an employee's first five years of employment.

              The NQDC is designed to provide executives with the opportunity to defer a portion of base salary and cash bonuses paid pursuant to the Cash Bonus Plan. Each year, participating employees may elect to defer (i) between 0% and 50% of their base salary, and (ii) between 0% and 100% of the cash bonus paid pursuant to the Cash Bonus Plan. The NQDC requires us to make contributions for each eligible employee equal to 100% of the deferred amount for such employee, limited to 6% of such employee's base salary and cash bonus. Each eligible employee's interest in the contributions we make will vest 40% after the second year of such employee's service to us, and 20% per year thereafter. A participant's account will be distributed based upon the participant's payment election made at the time of deferral. A participant may elect to have distributions made in lump sum or in annual installments ranging for a period from 1 - 10 years.

Benefits and Perquisites

              The NEOs and all other executives are eligible to participate in our various competitive medical and dental programs on the same basis as all other employees. These plans are intended to provide benefits that support the wellbeing and overall health of executives and employees. Our NEOs are also provided, at no cost, consistent with all employees, group term life insurance up to 2.5 times their respective base salaries up to $1,500,000. We also provide financial planning services to our executives, including the NEOs, upon their election.

Employee Stock Purchase Plan

              The purpose of our Employee Stock Purchase Plan ("ESPP") is to provide an opportunity for eligible employees, including our NEOs, to purchase shares of our common stock at a discount to the market price. The plan cycle consists of two periods each year, with plan periods for the six months ending June 30 and December 31 of each year. The ESPP allows employees to purchase our common stock through payroll deductions of up to 15% of their base compensation. The purchase price of the stock is the lower of 85% of the fair market value of the stock at the beginning or ending of the period. The maximum amount an employee can purchase through the plan is $25,000 per year, pursuant to IRC restrictions.

Other Executive Compensation Matters

    Employment Agreements

              Mr. Best is the only executive that has a written employment agreement. Mr. Best's employment agreement became effective May 1, 2006, and continues in effect until either party gives 30-days' prior written notice. Mr. Best has earned and been awarded all cash and equity compensation due him under such agreement, other than any compensation that he may receive in certain termination scenarios, as discussed below.

              Our employment agreement with Mr. Best provides severance benefits under certain termination scenarios. See "Potential Payments upon Termination or Change of Control." The energy industry's history of executive employment terminations during cyclical downturns or strategic shifts in the industry or by particular companies contributed to a widespread, heightened concern for long-term job stability by executives. In response to this concern, arrangements that provide compensation assurances in the event of an executive's termination without cause, death, or incapacity are common practice, especially when recruiting executives to join a new company. The post-termination payment provisions in our employment agreement with Mr. Best were an important factor in our ability to recruit Mr. Best to join us as President and Chief Operating Officer in 2006. We believe that the two-year period for post-employment compensation and insurance protection is appropriate to allow Mr. Best adequate time to obtain comparable employment in the event of a termination, and is reasonable in view of the terms offered by other companies in our industry who compete with us for executive talent.

              The employment of all other executives remains "at will," subject to and in accordance with the terms and conditions of written offers of employment.

    Change of Control Severance Benefits

              Change of control severance protection is provided to executives at the level of vice president and above, including each of our NEOs, and certain other key employees, through change of control executive severance agreements. See "Potential Payments upon Termination or Change of Control—Change of Control Arrangements" for more information about these agreements and potential payments in the event of a termination of employment following a change in control. No excise tax "gross up" payments are provided.

Clawback Policy

              While our Board has elected not to adopt a formal clawback policy due to the uncertainties that exist in the absence of the expected SEC rulemaking, our Equity Plan permits the clawback of awards consistent with the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and other applicable law. We believe that our compensation structure, together with our strong culture of business integrity and systems of internal control, make it unlikely that incentive compensation would be paid to any of our NEOs on the basis of overstated results.

Stock Ownership Guidelines

              To further align senior management's interests with the interests of our stockholders with respect to long-term growth of stockholder value, the Compensation Committee has established and the Board has approved equity ownership guidelines for our executives as follows:

Chief Executive Officer	5 times annual base salary
President and Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents and Vice Presidents	1 times annual base salary

              Equity holdings include the value of unvested RSUs for purposes of these calculations. Until an executive achieves the required ownership level, except for net settlements of equity awards for purposes of paying tax withholding obligations, an executive may not sell equity awarded to such executive, unless approved by the Compensation Committee for the Chief Executive Officer, President, or any Executive Vice President, and by the Chief Executive Officer for all other officers. As of March 21, 2014, all of our NEOs satisfy these guidelines, with Mr. Best owning equity with a value of approximately 19.5 times his base salary, Mr. Ottoson owning equity with a value of approximately 17.9 times his base salary, Mr. Pursell owning equity with a value of approximately 13.1 times his base salary, Mr. Copeland owning equity with a value of approximately 9.7 times his base salary, and Mr. Vogel owning equity with a value of approximately 1.6 times his base salary.

 Securities Trading Policy

              We maintain a Securities Trading Policy, the overall goal of which is to inform our officers, employees and directors of the risks of trading in public company securities at a time when they may be in possession of material, non-public information. In addition, our policy provides mechanisms to specifically address trading by officers, certain other employees and directors during prescribed periods of time when the risk of being in possession of material, non-public information is perceived to be highest, and generally prohibits our officers, certain other employees and directors from trading in any of our securities without obtaining pre-clearance. Our policy also prohibits officers, employees and directors from (a) entering into transactions that "hedge" the value of our stock, (b) holding our securities in margin accounts, (c) pledging our securities to secure indebtedness, and (d) buying or selling options or derivatives with respect to our securities.

Compensation Committee Report

              The Compensation Committee of SM Energy Company has reviewed and discussed the disclosures contained under "Compensation Discussion and Analysis" with management and its compensation consultant and, based on such review and discussions, the Committee recommended to the Board of Directors that the disclosures set forth under the heading "Compensation Discussion and Analysis" be included in this Proxy Statement and incorporated by reference into SM Energy Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

              Respectfully submitted by the Compensation Committee of the Board of Directors,

    Barbara M. Baumann
    Stephen R. Brand
    John M. Seidl

Executive Compensation Tables

Summary Compensation Table for 2011, 2012, and 2013

              This Summary Compensation table sets forth the annual and long-term compensation our NEOs received during each of the last three years. In addition to salaries, the table reflects RSUs and PSUs granted in 2011, 2012, and 2013 and cash bonuses earned in 2011, 2012, and 2013. Eligible employees participate in our STIP and LTIP as described more fully in the "Compensation Discussion and Analysis" and disclosed below.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Anthony J. Best	2013	$744,231	$—	$3,699,981	$1,488,462	$190,120	$26,002	$6,148,796
Chief Executive Officer	2012	$631,154	$—	$3,499,983	$560,000	$144,834	$49,445	$4,885,416
(principal executive officer)	2011	$571,923	$—	$3,699,746	$921,281	$122,446	$28,330	$5,343,726
Javan D. Ottoson	2013	$459,423	$—	$1,800,031	$835,000	$50,150	$27,030	$3,171,634
President and Chief	2012	$417,885	$—	$2,150,211	$335,000	$75,455	$50,055	$3,028,606
Operating Officer	2011	$379,885	$—	$1,479,922	$545,514	$57,672	$40,373	$2,503,366
A. Wade Pursell	2013	$398,654	$—	$1,399,983	$637,846	$21,892	$15,373	$2,473,748
Executive Vice President	2012	$354,077	$—	$1,299,999	$250,000	$44,233	$31,720	$1,980,029
and Chief Financial Officer	2011	$334,500	$—	$1,189,066	$434,830	$29,876	$34,845	$2,023,117
(principal financial officer)
David W. Copeland	2013	$359,239	$—	$600,010	$502,834	$36,170	$15,300	$1,513,553
Executive Vice President,	2012	$323,592	$—	$550,021	$200,000	$69,844	$67,818	$1,211,275
General Counsel and	2011	$304,039	$—	$875,745	$345,887	$—	$47,984	$1,573,655
Corporate Secretary
Herbert S. Vogel	2013	$335,423	$—	$499,966	$493,072	$51,935	$26,260	$1,406,656
Senior Vice President—	2012	$244,423	$250,000	$660,011	$155,697	$—	$160,661	$1,470,792
Portfolio Development and
Technical Services

(1)
Mr. Vogel received a $250,000 Sign-on Bonus as part of his hiring. The bonus was paid in two equal increments in 2012.

(2)
The amounts in this column represent the aggregate grant date fair values of PSU and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("FASB ASC Topic 718"), excluding the effect of estimated forfeitures related to service-based vesting conditions. These grant date fair values have been determined based on the assumptions and methodologies discussed in Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. PSU awards are subject to market-based performance conditions relating to our total stockholder return and relative stockholder return compared to a peer company index over a three-year performance period. The grant date fair values of PSU awards reflected in this column are based on the estimate as of the grant date of the probable outcome of these performance conditions, and those grant date fair values for Messrs. Best, Ottoson, Pursell, Copeland, and Vogel respectively are $2,774,969, $1,350,001, $1,050,000, $450,000, and $374,968. If instead we assume that the highest level of performance conditions will be achieved, the grant date fair values of those awards as computed in accordance with FASB ASC Topic 718 for Messrs. Best, Ottoson, Pursell, Copeland, and Vogel respectively are $5,549,938, $2,700,002, $2,100,000, $900,000, and $749,936.

(3)
The amounts in the column represent the bonuses paid in 2014, 2013, and 2012, but earned during 2013, 2012 and 2011 performance periods, respectively, under the STIP.

(4)
The amounts shown in this column are attributable to the increase, if any, in the actuarial value of each NEO's combined benefits under our qualified and non-qualified benefit plans determined using interest rate and mortality assumptions consistent with those used in our financial statements. No NEO received preferential or above market earnings on deferred compensation.

(5)
Amounts consist of our respective contributions to our 401(k) Profit Sharing Plan, any payments for financial consulting services and any anniversary gift card. In 2013, contributions to our 401(k) Profit Sharing Plan of $15,300 were provided to each of Messrs. Best, Ottoson, Pursell, Copeland and Vogel. In 2013, financial consulting service benefits of $10,702, $11,730, and $10,960 were provided to Mr. Best, Mr. Ottoson and Mr. Vogel, respectively. In 2012, relocation benefits of $31,712, and $130,737 were paid to Mr. Copeland and Mr. Vogel, respectively.

    Grants of Plan-Based Awards in 2013

                  Pursuant to our STIP, and in accordance with our Cash Bonus Plan, the Compensation Committee established the qualitative metrics for our 2013 STIP on February 19, 2013. As discussed above, in 2014, we made the bonus payments associated with the 2013 STIP. In addition, pursuant to our LTIP and in accordance with our Equity Plan, our Compensation Committee approved grants of RSUs and PSUs to our NEOs on June 20, 2013. We made these grants on July 1, 2013. These grants are summarized in the table below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units(5)
				Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards(6)
	Grant Date
Name		Target(1)	Maximum(2)	Threshold	Target(3)	Maximum(4)
Anthony J. Best	2/19/13	$744,231	$1,488,462	—	—	—	—	—
	7/1/13	—	—	—	—	—	15,422	$925,012
	7/1/13	—	—	—	43,271	86,542	—	$2,774,969
Javan D. Ottoson	2/19/13	$413,481	$918,846	—	—	—	—	—
	7/1/13	—	—	—	—	—	7,503	$450,030
	7/1/13	—	—	—	21,051	42,102	—	$1,350,001
A. Wade Pursell	2/19/13	$318,923	$797,308	—	—	—	—	—
	7/1/13	—	—	—	—	—	5,835	$349,983
	7/1/13	—	—	—	16,373	32,746	—	$1,050,000
David W. Copeland	2/19/13	$251,467	$718,478	—	—	—	—	—
	7/1/13	—	—	—	—	—	2,501	$150,010
	7/1/13	—	—	—	7,017	14,034	—	$450,000
Herbert S. Vogel	2/19/13	$234,796	$670,846	—	—	—	—	—
	7/1/13	—	—	—	—	—	2,084	$124,998
	7/1/13	—	—	—	5,847	11,694	—	$374,968

(1)
This amount represents the salary amount actually paid to each of our NEOs in 2013, multiplied by the applicable STIP target percentage.

(2)
This amount represents the salary amount actually paid to each of our NEOs in 2013, multiplied by the maximum allowable bonus per individual of two times actual salary paid in 2013, pursuant to our stockholder-approved Cash Bonus Plan.

(3)
This amount represents the number of shares of common stock to be issued upon settlement of PSUs granted under our Equity Plan, assuming we achieve the target performance level established by our Compensation Committee, resulting in an earned percentage of 100%. PSUs represent the right to receive, upon settlement of the PSUs after the completion of a three-year performance period ending June 30, 2016, a number of shares of our common stock that may be from 0% to 200% of the number of PSUs granted on the award date, depending on the extent to which our performance criteria have been achieved and the extent to which the PSUs have vested. The performance criteria for the PSUs are based on a combination of our TSR for the performance periods and the relative measure of our TSR compared with the cumulative TSR of an index comprised of certain peer companies for the performance period. The PSUs will vest on July 1, 2016.

(4)
This amount represents the number of shares of common stock to be issued upon settlement of PSUs granted under our Equity Plan, assuming we achieve the maximum performance level established by our Compensation Committee, resulting in an earned percentage of 200%.

(5)
This amount represents RSUs granted under our Equity Plan. The RSUs vest one-third on July 1, 2014, one-third on July 1, 2015, and one-third on July 1, 2016. Prior to vesting, the RSUs are subject to transfer restrictions and may be forfeited to us upon termination of employment. The RSUs are not eligible for dividends and are not credited with dividend equivalents. Holders of RSUs have no rights as stockholders of common stock until such time as the RSUs are settled for shares of common stock on the settlement date.

(6)
The grant date fair value of a PSU is calculated using a Geometric Brownian Motion Model, and the aggregate grant date fair value represented in this column for PSUs is calculated based upon the number of PSUs granted.

Outstanding Equity Awards at 2013 Year-End

              The following table shows outstanding equity awards for NEOs as of December 31, 2013:

	Stock Awards
				Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Anthony J. Best	5,869	(2)	$487,773	—		$—
	—		$—	30,774	(3)	$2,557,627
	11,879	(4)	$987,264	—		$—
	—		$—	50,500	(5)	$4,197,055
	15,422	(6)	$1,281,722	—		$—
	—		$—	43,271	(7)	$3,596,253
Javan D. Ottoson	2,347	(2)	$195,059	—		$—
	—		$—	12,310	(3)	$1,023,084
	5,431	(4)	$451,370	—		$—
	—		$—	23,086	(5)	$1,918,677
	7,503	(6)	$623,574	—		$—
	—		$—	21,051	(7)	$1,749,549
	10,000	(8)	$831,100	—		$—
A. Wade Pursell	1,885	(2)	$156,662	—		$—
	—		$—	9,891	(3)	$822,041
	4,413	(4)	$366,764	—		$—
	—		$—	18,757	(5)	$1,558,894
	5,835	(6)	$484,947	—		$—
	—		$—	16,373	(7)	$1,360,760
David W. Copeland	754	(2)	$62,665	—		$—
	—		$—	3,957	(3)	$328,866
	1,867	(4)	$155,166	—		$—
	—		$—	7,936	(5)	$659,561
	2,501	(6)	$207,858	—		$—
	—		$—	7,017	(7)	$583,183
Herbert S. Vogel	847	(9)	$70,394	—		$—
	1,562	(4)	$129,818	—		$—
	—		$—	6,637	(5)	$551,601
	2,084	(6)	$173,201	—		$—
	—		$—	5,847	(7)	$485,944

(1)
The market value of RSUs and PSUs that have not vested is calculated using the closing price of $83.11 of our common stock on December 31, 2013. The market value of PSUs is calculated based upon an earned percentage of 100%.

(2)
These RSUs vest 1/7th on July 1, 2012, 2/7ths on July 1, 2013, and 4/7ths on July 1, 2014.

(3)
These PSUs vest 1/7th on July 1, 2012, 2/7ths on July 1, 2013, and 4/7ths on July 1, 2014. The PSUs are subject to a three-year performance period ending June 30, 2014. The award is reported at an earned percentage of 100%. Because these PSUs are not settled until the end of the applicable three-year performance period, the PSUs shown in the table above include both vested and unvested PSUs.

(4)
These RSUs vest 1/3rd on July 1, 2013, 1/3rd on July 1, 2014, and 1/3rd on July 1, 2015.

(5)
These PSUs vest 1/3rd on July 1, 2013, 1/3rd on July 1, 2014, and 1/3rd on July 1, 2015. The PSUs are subject to a three-year performance period ending June 30, 2015. The award is reported at an earned percentage of 100%. Because these PSUs are not settled until the end of the applicable three-year performance period, the PSUs shown in the table above include both vested and unvested PSUs.

(6)
These RSUs vest 1/3rd on July 1, 2014, 1/3rd on July 1, 2015, and 1/3rd on July 1, 2016.

(7)
These PSUs vest on July 1, 2016. The PSUs are subject to a three-year performance period ending June 30, 2016. The award is reported at an earned percentage of 100%.

(8)
These RSUs vest on October 3, 2015. These RSUs were granted in conjunction with Mr. Ottoson's promotion to President.

(9)
These RSUs vest 1/3rd on July 1, 2012, 1/3rd on July 1, 2013, and 1/3rd on July 1, 2014.

2013 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Anthony J. Best	78,914	$4,773,088
Javan D. Ottoson	41,603	$2,516,794
A. Wade Pursell	34,128	$2,064,614
David W. Copeland	5,188	$311,176
Herbert S. Vogel	1,627	$97,587

(1)
This column represents the number of shares of common stock issued upon the vesting and settlement of RSUs and PSUs during 2013. As discussed above, each RSU represents a right to receive one share of our common stock upon settlement pursuant to the terms of the award agreement, and each PSU represents the right to receive, upon settlement of the PSU after the completion of a three-year performance period, a number of shares of our common stock that ranges from 0% to 200% of the number of PSUs, depending on the extent to which we have achieved our performance goals. This table does not include any vested, outstanding PSUs, because all outstanding PSUs are currently subject to the applicable three-year performance period, and thus have not been settled.

(2)
The value realized on vesting and settlement of the RSUs and PSUs is computed by multiplying the number of shares of common stock issued upon the vesting and settlement of RSUs or settlement of PSUs by the per share closing market price of the underlying shares on the day prior to settlement date, or, if the day prior to the settlement date was not a normal market trading date, then on the last normal market trading date which preceded the day prior to the settlement date. The per share closing market prices utilized for this computation were $59.98 on June 28, 2013, for the vesting and settlement of the first vesting tranche of the 2012 RSU awards, the vesting and settlement of the second vesting tranche of the 2011 RSU awards and the vesting and settlement of the third vesting tranche of the 2010 RSU awards, which were all settled on July 1, 2013; and $60.61 on July 1, 2013, for the vesting and settlement date of July 2, 2013, for the full settlement of the July 1, 2010 PSU awards, which were settled at 172.5% of target.

Pension Benefits

              Our Qualified Pension Plan is a qualified, noncontributory defined benefit plan, which is available to substantially all of our employees who meet age and service requirements. In addition, we sponsor the SERP to provide an equivalent benefit on earnings above the qualified plans IRC limits (the 2013 limit was $255,000 in annual base salary income for certain executive officers with a senior management hierarchy title of at least Vice President).

              The following table represents the value of the NEOs' pension benefits as of December 31, 2013:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payment During Last Fiscal Year
Anthony J. Best	Qualified Pension Plan	8	$302,060	$—
	Non-Qualified SERP Pension Plan	8	$478,998	$—
Javan D. Ottoson	Qualified Pension Plan	7	$173,264	$—
	Non-Qualified SERP Pension Plan	7	$120,598	$—
A. Wade Pursell	Qualified Pension Plan	5	$89,578	$—
	Non-Qualified SERP Pension Plan	5	$42,599	$—
David W. Copeland	Qualified Pension Plan	3	$80,132	$—
	Non-Qualified SERP Pension Plan	3	$25,882	$—
Herbert S. Vogel	Qualified Pension Plan	2	$44,494	$—
	Non-Qualified SERP Pension Plan	2	$7,440	$—

Non-qualified Deferred Compensation

              Although the NPP may be considered a non-qualified deferred compensation plan because amounts are paid under the NPP from net profits, if any, from oil and gas activity from designated pools of properties in years after the participants have earned such net profits interests, the NPP is not a plan whereby specific determinable compensation amounts or balances are deferred. The NPP is described in the "Compensation Discussion and Analysis" herein, and NPP compensation amounts would be reflected in the Summary Compensation Table above; however, we did not pay any NPP Compensation to our NEOs during 2011, 2012 or 2013.

              Our SERP is a non-qualified deferred compensation plan. The SERP is a non-contributory plan, and additional information about the SERP, including the present value of the accumulated benefits under the SERP for each NEO, is set forth in the "Retirement Plans—Pension Benefits" section above. In addition, annual increases in the actuarial value of benefits under the SERP are included in the Change In Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above.

              On January 17, 2014, we adopted the NQDC. Additional information concerning the NQDC is available in the "Compensation Discussion and Analysis—Retirement Programs—Pension, 401(k) and Non-qualified Deferred Compensation Plans" section above. Our NEOs are able to defer a portion of their base salary and cash bonuses beginning in 2014.

Potential Payments Upon Termination or Change of Control

Employment Agreements and Termination of Employment

              Mr. Best is our only NEO with whom we have an employment agreement, which is dated May 1, 2006. Mr. Best has earned and been awarded all cash and equity compensation due him under such agreement, other than any compensation that he may receive in certain termination scenarios, as discussed below.

              Mr. Best participates in the fringe benefits and other benefit plans and practices of ours in the same manner and to the same comparable extent as our other senior executives.

              Our employment agreement with Mr. Best provides that in the event that we terminate Mr. Best's employment for any reason other than (a) the death or incapacity of Mr. Best or (b) his gross negligence, gross incompetence, fraud, or dishonesty, as determined by the Board, we must continue Mr. Best's base salary at its rate at the time of such termination for a period of two years thereafter, together with a continuation for two years of the insurance benefits in effect for him at the time of such termination.

              Based on Mr. Best's annual salary and level of insurance benefits in effect as of December 31, 2013, the total amount of cash payments that would have been made to Mr. Best for a period of two years after a termination on December 31, 2013, would have been $1,600,000, and the estimated value of insurance benefits to be paid over such period would have been approximately $39,000.

              Our employment agreement with Mr. Best also provides that in the event that Mr. Best's employment is terminated under circumstances such that the terms of our change of control executive severance agreement for Mr. Best would apply, and to the extent that severance pay or benefits, each considered separately, to be received by Mr. Best pursuant to the terms of the change of control executive severance agreement would exceed the severance pay or benefits, each considered separately, pursuant to the terms of Mr. Best's employment agreement, Mr. Best shall receive such excess severance pay or benefits under the change of control executive severance agreement pursuant to the terms thereof. Our change of control executive severance agreements are discussed below.

Change of Control Arrangements

              Change of control severance protection is provided to executives at the level of Vice President and above, including each of our NEOs, and to certain other key employees, through change of control executive severance agreements. These agreements have a "double trigger" mechanism, which requires first that a qualifying change of control event has occurred, and second that the executive has been terminated or that certain other conditions are met, as summarized below, before severance benefits will be provided. Executive officers are entitled to receive severance payments in the event that their employment is terminated within two and one-half years after a change of control of our company (a) without "cause" by our company or (b) for "good reason" by the officer, each as defined in the agreements. The term "good reason" incorporates the concept of a change in the executive's status, authority, position, offices, titles, duties, or responsibilities that are reasonably viewed as a diminution of duties at any time within the 90 days preceding a change of control event or within two and one-half years thereafter. The term "good reason" also contemplates a reduction in the executive's base salary and benefits over this same time frame, or the requirement that an executive relocate his base of employment outside a 25 mile radius from the executive's location at that time. Severance payments equal to a maximum of two and one-half times annual base salary, depending on the length of time of employment after the change of control, provided that in no event would the severance payments equal less than one times annual base salary. In addition, all insurance and benefits will be provided for a period of one year after termination. In the event the executive is subject to golden parachute excise taxes under Section 4999 of the IRC, severance benefits may be reduced to avoid excise taxes, if doing so would increase the net after tax benefits to the executive. No excise tax "gross-up" payments are provided.

              A change of control is defined to include (a) an acquisition of more than 50% of the common stock or assets of our company in a reorganization, merger, or consolidation of our company, or (b) a change in more than 50% of the composition of the Board, other than as a result of the election of new members of the Board by a vote of the incumbent members of the Board or by our stockholders pursuant to the recommendation of the incumbent members of the Board.

              Particularly in view of the propensity for mergers, acquisitions, and consolidations in our industry, we believe that these change of control executive severance agreements promote stability and continuity among our executives, allowing them to remain neutral in the face of a transaction that would benefit our stockholders, but would result in their involuntary termination. Such agreements are customary for executives in our industry and are offered by companies who compete with us for executive talent. The double trigger feature provides a sufficient level of protection for the executive as well as a retention incentive benefiting our company and our stockholders without creating an unreasonable impediment to a potential acquirer of our company. The maximum two and one-half times base salary post-change of control severance benefit, and the minimum one times base salary benefit and insurance coverage period under these agreements for our executives, are comparable to payment levels and periods offered under similar arrangements by other companies in our industry, and are designed to facilitate reasonable compensation and insurance and benefits protection during a reasonable period of time to allow the executive to obtain comparable employment.

              Based on the respective annual base salaries and benefit levels of the NEOs as of December 31, 2013, under the change of control executive severance agreements, the total maximum severance payments for two and one-half years, the total minimum severance payments for one year, and the estimated value of continued benefits for one year after severance for each of the NEOs who were employed by us as of December 31, 2013, would be as follows:

Name	Maximum Severance Payments	Minimum Severance Payments	Estimated Value of Benefits for One Year(1)
Anthony J. Best(2)	$2,000,000	$1,600,000	$19,469
Javan D. Ottoson	$1,182,500	$473,000	$24,370
A. Wade Pursell	$1,047,500	$419,000	$23,536
David W. Copeland	$940,000	$376,000	$23,536
Herbert S. Vogel	$872,500	$349,000	$23,536

(1)
The change of control executive severance agreements provide that the benefits shall be limited to the extent that the executive obtains any such benefits pursuant to a subsequent employer's benefit plans. The maximum period for receipt of benefits under the change of control executive severance agreements is one year for all NEOs with the exception of Mr. Best as described in footnote 2.

(2)
The employment agreement between our company and Mr. Best provides that in the event of a change of control of our company and a termination of Mr. Best's employment, we must pay minimum severance payments and insurance benefits to Mr. Best at the rate at the time of such termination for a period of two years thereafter, and, to the extent that severance pay or benefits to be received by Mr. Best under the terms of the change in control executive severance agreement between our company and Mr. Best would exceed the severance pay or benefits under his employment agreement, Mr. Best shall receive the excess severance pay and benefits under such change of control executive severance agreement.

              Under our change of control executive severance agreements with our executives, the severance payments are to be made in such base salary installment amounts and pursuant to such base salary installment payment schedule as were in effect immediately prior to the change of control, and our company or its successor is obligated to make such payments. We also have change in control arrangements with a majority of our non-executive employees.

 Equity Compensation Plans

              Options and shares of our common stock are authorized for grant or issuance pursuant to our Equity Plan as compensation to eligible employees, consultants, and members of the Board of Directors. Our stockholders have approved this plan. The following table is a summary of the shares of common stock authorized for issuance under the equity compensation plans as of December 31, 2013:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights
			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category		Weighted-average exercise price of outstanding options, warrants, and rights
Equity compensation plans approved by security holders:
Equity Incentive Compensation Plan
Stock options and incentive stock options(1)	39,088	$20.87
Restricted stock(1)(3)	580,431	N/A
Performance share units(1)(3)(4)	807,406	N/A

Total for Equity Incentive Compensation Plan	1,426,925	$20.87	3,813,900

Employee Stock Purchase Plan(2)	—	—	1,230,057
Equity compensation plans not approved by security holders	—	—	—

Total for all plans	1,426,925	$20.87	5,043,957

(1)
In May 2006, our stockholders approved the Equity Plan to authorize the issuance of restricted stock, restricted stock units, non-qualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, and stock-based awards to key employees, consultants, and members of our Board or any of our affiliates. The Equity Plan serves as the successor to the St. Mary Land & Exploration Company Stock Option Plan, the St. Mary Land & Exploration Company Incentive Stock Option Plan, the SM Energy Company Restricted Stock Plan, and the SM Energy Company Non-Employee Director Stock Compensation Plan (collectively referred to as the "Predecessor Plans"). All grants of equity are now made under the Equity Plan, and no further grants will be made under the Predecessor Plans. Each outstanding award under a Predecessor Plan immediately prior to the effective date of the Equity Plan continues to be governed solely by the terms and conditions of the instruments evidencing such grants or issuances. Our Board approved amendments to the Equity Plan in 2009, 2010 and 2013, and each amended plan was approved by our stockholders at the respective annual stockholders' meetings. The awards granted in 2013, 2012, and 2011 under the Equity Plan were 632,939, 724,671 and 386,802, respectively.

(2)
Under the SM Energy Company ESPP, eligible employees may purchase shares of our common stock through payroll deductions of up to 15 percent of their eligible compensation. The purchase price of the stock is 85 percent of the lower of the fair market value of the stock on the first or last day of the six-month offering period, and shares issued under the ESPP as of December 31, 2011, have no minimum restriction period. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code. Shares issued under the ESPP totaled 77,427, 66,485 and 41,358 in 2013, 2012 and 2011, respectively.

(3)
RSUs and PSUs do not have exercise prices associated with them, but rather a weighted-average per share fair value which is presented in order to provide additional information regarding the potential dilutive effect of the awards. The weighted-average grant date per share fair value for the outstanding RSUs and PSUs was $57.05 and $67.74, respectively.

(4)
The number of awards vested assumes an earned percentage of 100%. The final number of shares issued may vary depending on the ending three-year earned percentage, which ranges from 0% to 200%.

DIRECTOR COMPENSATION

General

              The annual service period for our directors is the period from one stockholders' annual meeting to the next. In May 2013, F. W. Cook conducted an analysis of compensation for members of the boards of directors of our peer companies versus the compensation for members of our Board. F. W. Cook's analysis generally revealed that our director compensation was below the median of the peer group. Based on F. W. Cook's analysis, the Compensation Committee elected to recommend to our Board a $15,000 increase in the cash retainer portion of the director compensation package for the current 2013-2014 service period. The Compensation Committee recommended to our Board the director compensation package for the annual service period from May 22, 2013, through May 20, 2014, which our Board approved on May 22, 2013. Director compensation is primarily paid in the form of stock grants. Mr. Best, our Chief Executive Officer and only employee director, does not receive additional compensation for serving on the Board or any committee of the Board.

              The annual compensation for each non-employee director is as follows, plus reimbursement for expenses incurred in attending Board and committee meetings and director education programs:

  •
  Cash Retainer—A $70,000 retainer (in lieu of Board and committee meeting attendance fees) payable at the individual director's option, either entirely in cash or shares of our common stock. Ms. Baumann, Dr. Bickle, Mr. Gardiner, Mr. Leiker, Mr. Quintana and Mr. Sullivan each elected to have their 2013 retainers paid in shares of our common stock, which resulted in a grant on May 23, 2013, of 1,111 shares of our common stock to each under our Equity Plan. In the event any director attends in excess of 30 Board and committee meetings in the aggregate during the period from May 22, 2013, through May 20, 2014, such director shall receive $1,500 per meeting for each meeting in excess of 30.

  •
  Equity Retainer—A grant of shares of our common stock with a value of $160,000—resulting in a grant on May 23, 2013, to each non-employee director of 2,539 shares of our common stock issued under our Equity Plan. These shares and any shares issued pursuant to any retainer are earned over the director's annual service period. However, shares issued to a director who thereafter resigns from the Board before completing the annual service period, but after having completed at least five years of service as a Board member, are treated as fully earned. All shares issued to a director for compensation may not be transferred until two years after the date of issuance. The related compensation expense we record is the fair value of the share grant as calculated under the valuation provisions required by FASB ASC Topic 718.

              Chairs of the following committees are paid the indicated cash retainers at the beginning of the annual director service period in recognition of the additional responsibilities of their respective committee assignments:

  •
  Audit Committee Chair—$20,000

  •
  Compensation Committee Chair—$15,000

  •
  NCG Committee Chair—$10,000

              Mr. Sullivan was paid a retainer for his service as non-executive Chairman of the Board of $75,000 for the 2013-2014 annual service period. The retainer was paid in the form of shares of our common stock on May 23, 2013, which resulted in a grant of 1,191 shares. The retainer was in addition to his basic non-employee director compensation.

              We maintain a matching charitable gift program to encourage financial support for charitable organizations that are exempt from federal income taxation in which employees and our non-management directors may participate. Our annual charitable gifts budget, which includes this matching program, is determined prior to the commencement of each year as a percentage of the average of our prior three years' income, before taxes and charitable contributions, and all annually budgeted funds are expended for charitable purposes. Ms. Baumann, Dr. Bickle, Dr. Brand, Mr. Quintana, Mr. Seidl, and Mr. Sullivan participated in this program during 2013, and we matched a total of $71,005 in non-employee director contributions under this program. We may suspend, change, revoke or terminate the program at any time.

              Our directors are eligible to participate in our company-wide health, pharmacy, dental, and vision insurance programs. Directors are charged a premium that is equal to the COBRA rates associated with our plan. Participation in this plan is considered non-compensatory.

              The Compensation Committee has established equity ownership guidelines for non-employee directors of three times their annual equity retainer. Equity holdings include the value of vested and unvested RSUs for purposes of these calculations. New directors are allowed time to meet this guideline and are not required to acquire shares in the open market for this purpose.

              The following table sets forth the annual and long-term compensation paid during 2013 to our non-employee directors. The stock based component of the compensation reflects the grant date fair value. Cash based compensation is recorded based on the monetary amount paid to the individual director.

2013 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change In Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Barbara M. Baumann	$15,000	$230,023	$—	$—	$—	$10,000	$255,023
Larry W. Bickle	$10,000	$230,023	$—	$—	$—	$5,000	$245,023
Stephen R. Brand	$70,000	$160,008	$—	$—	$—	$15,000	$245,008
William J. Gardiner	$20,000	$230,023	$—	$—	$—	$—	$250,023
Loren M. Leiker	$—	$230,023	$—	$—	$—	$—	$230,023
Julio M. Quintana	$—	$230,023	$—	$—	$—	$28,255	$258,278
John M. Seidl	$70,000	$160,008	$—	$—	$—	$8,750	$238,758
William D. Sullivan	$—	$305,080	$—	$—	$—	$4,000	$309,080

(1)
We issued to each of our non-employee directors their equity retainer of 2,539 shares of our common stock on May 23, 2013, after such director's election to the Board on May 22, 2013. We issued to Mr. Sullivan an additional 1,191 shares of our common stock on May 23, 2013, for serving as the Non-Executive Chairman of the Board. Ms. Baumann, Dr. Bickle, Mr. Gardiner, Mr. Leiker, Mr. Quintana and Mr. Sullivan elected to receive an additional 1,111 shares of our common stock on May 23, 2013, in lieu of their respective $70,000 annual cash retainers. These stock awards are for the annual service period from May 23, 2013 through May 20, 2014. The shares are considered to be earned over the director's annual service period and fully vested May 23, 2014. The shares also carry a transfer restriction imposed by us that expires two years after the date of issuance of the shares. The value of the stock awards represents the grant date fair value.

(2)
The grant date fair value of each share of our common stock issued to non-employee directors over their past three years of service to us is set forth in the following table and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. There were no forfeitures by directors during fiscal 2013.

Grant Date	Shares	Value	Grantee
5/23/2013	2,539	$160,008	Brand, Seidl
5/23/2013	3,650	$230,023	Baumann, Bickle, Gardiner, Leiker and Quintana
5/23/2013	4,841	$305,080	Sullivan
7/16/2012	3,986	$183,635	Leiker
5/24/2012	2,884	$160,033	Brand, Seidl
5/24/2012	3,876	$215,079	Baumann, Bickle, Gardiner, and Quintana
5/24/2012	5,228	$290,102	Sullivan
5/26/2011	2,395	$159,986	Brand, Seidl
5/26/2011	3,218	$214,962	Baumann, Bickle, Gardiner, and Quintana
5/26/2011	3,517	$234,936	Sullivan
3/21/2011	389	$28,471	Brand
(3)
As of December 31, 2013, our non-employee directors held the following number of shares of restricted stock, which were granted in 2013: Ms. Baumann—3,650, Dr. Bickle—3,650, Dr. Brand—2,539, Mr. Gardiner—3,650, Mr. Leiker—3,650, Mr. Quintana—3,650, Mr. Seidl—2,539, Mr. Sullivan—4,841.

(4)
For the year ended December 31, 2013, no stock options were issued to directors, nor have any stock options been issued to the directors since December 2004. As of December 31, 2013, the non-employee directors held the following number of stock options: Ms. Baumann—9,772, Dr. Bickle—9,772, and Mr. Gardiner—9,772. Dr. Brand, Mr. Leiker, Mr. Quintana, Mr. Seidl and Mr. Sullivan do not hold any outstanding stock options. The options described above are cumulative unexercised options granted to the directors over their years of service to us.

(5)
The amounts in this column represent matching charitable contributions made on the behalf of Ms. Baumann, Dr. Bickle, Dr. Brand, Mr. Quintana, Mr. Seidl and Mr. Sullivan for the year 2013 under our matching charitable gift program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              None of the directors who served on the Compensation Committee during fiscal year 2013 has ever served as one of our officers or employees. During fiscal year 2013, there were no Compensation Committee interlocks.

PROPOSAL 1—ELECTION OF DIRECTORS

              Our directors are elected annually. On January 10, 2014, Ms. Baumann notified our Board that she did not intend to stand for reelection at the 2014 Annual Meeting of Stockholders. As a result, and based on the recommendations of the NCG Committee, the Board has nominated the following individuals for re-election as directors to serve until the 2015 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation or removal:

Anthony J. Best	Loren M. Leiker
Larry W. Bickle	Julio M. Quintana
Stephen R. Brand	John M. Seidl
William J. Gardiner	William D. Sullivan

              Each nominee is currently a director and all nominees were previously elected to the Board by our stockholders. Each nominee has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the proxy holders will vote for the election of such other person(s) as may be nominated by the Board.

              Set forth below is certain biographical information, as of the filing date of this Proxy Statement, for each nominee for election as director, including his principal occupation, business experience, and public company directorships held during the last five years. There are no family relationships among any of our directors or executive officers.

              As discussed above, the NCG Committee utilizes the framework of our Corporate Governance Guidelines to select nominees based on their skills, achievements, and experience, and believes that each nominee should have experience in positions of responsibility and leadership, and an understanding of our oil and natural gas exploration and production business. The overall objective is to identify a group of directors that can best contribute to our long-term success. All of the nominees discussed below are seasoned leaders who bring to the Board a vast array of oil and gas industry, public and private company, and other business experience, all at the senior executive officer level, and who meet the director qualification standards set forth in our Corporate Governance Guidelines. Among other attributes, as a group, these nominees possess a wide breadth of varied skills and experience in leadership, the energy industry, finance and accounting, risk management, operations management, strategic planning, business development, regulatory and government affairs, corporate governance, human resources and compensation, and public policy—qualities that led the NCG Committee and the Board to conclude that these individuals should serve as our directors at this time, in light of our business and structure, overall industry environment, and our long-term strategy. The specific experiences, qualifications, attributes, and skills of each nominee are briefly described in each nominee's biographical information below. In addition, the nominees, whose experiences cover various aspects of the energy industry, represent diverse backgrounds, skill sets, and viewpoints, with a blend of historical and newer perspectives on our company, and have a demonstrated ability to work collaboratively with candid discussion.

Anthony J. Best Director since 2007 Age 64
Mr. Best joined the Company in June 2006 as President and Chief Operating Officer. Mr. Best was elected Chief Executive Officer and a director of the Company in February 2007. Mr. Best relinquished his position as President when the Board appointed Mr. Ottoson to that office in October 2012. Mr. Best is also a director of Newpark Resources, Inc. (NYSE: NR), a company that is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. From November 2005 to June 2006, Mr. Best was developing a business plan and securing capital commitments for a new exploration and production entity. From 2003 to October 2005, Mr. Best was President and Chief Executive Officer of Pure Resources, Inc., an independent oil and natural gas exploration and production company that was a subsidiary of Unocal, where he managed all of Unocal's onshore United States assets. From 2000 to 2002, Mr. Best had an oil and gas consulting practice, working with various energy firms. From 1979 to 2000, Mr. Best was with ARCO in a variety of positions, including serving as President-ARCO Latin America, President—ARCO Permian, Field Manager for Prudhoe Bay and VP—External Affairs for ARCO Alaska. Mr. Best has over 35 years of experience in the energy industry.

Larry W. Bickle Director since 1995 Age 68
Dr. Bickle is a retired private equity investor with extensive experience in various energy related businesses. From June 2005 through April 2007, he was Executive in Residence for Haddington Ventures, L.L.C., a private equity fund that invests in midstream energy companies and assets. Prior to that, Dr. Bickle was Managing Director of Haddington from June 1997 to 2005. From 1984 to 1997, Dr. Bickle was Chairman of the Board and Chief Executive Officer of TPC Corporation (formerly Tejas Power Corporation), a NYSE-listed gas storage, transportation, and marketing company that he founded. Dr. Bickle is also a director of UNS Energy Corporation (NYSE: UNS), the parent company for Tucson Electric Power Company. He also serves as Non-Executive Chairman and is a member of the Board of Managers of Quantum Natural Gas Storage, LLC. Dr. Bickle brings to the Board over 31 years of experience in various aspects of the oil and gas exploration and production industry and provides the Board with significant strategic planning, operations management, public company corporate governance, and public policy insights from his experience leading TPC Corporation. Dr. Bickle also brings specific knowledge of natural gas transportation infrastructure including pipelines, processing, treatment, and storage; experience running a large natural gas marketing and trading operation, and extensive experience with both state and federal regulators related to natural gas production and transportation. He also has significant financial management and accounting oversight experience, which is important to the oversight of our financial reporting and financial risk management functions, and serves as a basis for Dr. Bickle's designation as an audit committee financial expert. Dr. Bickle's service on other public company boards enhances his strong corporate governance background.

Stephen R. Brand Director since 2011 Age 64
Dr. Brand is currently Senior Executive Advisor of Welltec A/S, a privately held Danish corporation that develops and provides well technology and related services for the oil and gas industry. Dr. Brand is also a director of BPZ Resources, Inc. (NYSE: BPZ), a company that focuses on exploration, development and production of oil and natural gas in Peru and Ecuador. At the end of 2010, Dr. Brand retired as Senior Vice President, Technology (R&D) of ConocoPhillips (NYSE: COP), a multinational/integrated energy company. Prior to his appointment as Senior Vice President, Technology (R&D) of ConocoPhillips in October 2007, Dr. Brand served as Vice President, Exploration and Business Development at ConocoPhillips, beginning in 2005. Dr. Brand started his career in 1976 as a geologist with Phillips Petroleum Company and thereafter served in various roles of increasing responsibility with Phillips Petroleum and its successor, ConocoPhillips, including serving as President, Canada and President, Australasia. Dr. Brand has over 37 years of experience in the energy industry, including extensive experience in the development of exploration and development programs and in strategic planning and research programs for upstream, downstream, and "new" stream technologies. He also has valuable human resources management and financial related skills and experiences, which are relevant in the oversight of our operational and compensation management functions.

William J. Gardiner Director since 1999 Age 60
Mr. Gardiner is Senior Vice President and Chief Financial Officer of King Ranch, Inc., a privately held ranching and agricultural company that owns the historic 825,000 acre "King Ranch" in south Texas. Mr. Gardiner has been an executive officer and Chief Financial Officer of King Ranch, Inc. since 1996. Before joining King Ranch in 1996, Mr. Gardiner served as Executive Vice President and Chief Financial Officer of CRSS, Inc., a NYSE-listed architectural engineering and independent power producing firm. Mr. Gardiner was employed by CRSS for approximately 20 years. Mr. Gardiner was initially appointed as a director at the time of our acquisition of King Ranch Energy, Inc. in 1999. Mr. Gardiner brings to the Board strong financial management and accounting oversight skills and experiences, a significant amount of which was obtained through his work in energy related businesses for over 27 years. These skills and experiences are important in the oversight of our financial reporting and financial and operational risk management functions, and serve as a basis for Mr. Gardiner's designation as an audit committee financial expert.

Loren M. Leiker Director since 2012 Age 60
Mr. Leiker was an executive with EOG Resources, Inc., until his retirement in September 2011. EOG is one of the largest independent oil and natural gas companies in the United States. Mr. Leiker served EOG as Senior Executive Vice President of Exploration from February 2007 to September 2011. Prior to that appointment, he held a variety of executive officer positions with EOG and its predecessor, Enron Oil and Gas Company. Mr. Leiker started his career in 1977 at Tenneco, Inc., where he held a variety of domestic and international technical and managerial roles until the sale of the company in 1989. Mr. Leiker has been a director of Midstates Petroleum Company, Inc. (NYSE: MPO) since December 2011, and a director of Vermilion Energy Inc. (VET: Toronto) since December 2012. Mr. Leiker brings to the Board over 37 years of experience in various aspects of the oil and gas exploration and production industry, including extensive experience in exploration activities similar to ours, a deep understanding of upstream operations and asset management technologies, and broad human resources management skills and experience, which are important in the oversight of our financial reporting and financial and operational risk management functions. Mr. Leiker's service on other public company boards enhances his strong corporate governance background.

Julio M. Quintana Director since 2006 Age 54
Mr. Quintana is the President, Chief Executive Officer, and a director of Tesco Corporation (NASDAQ: TESO), which designs, manufactures, and delivers technology based solutions for the upstream oil and natural gas industry, including oilfield drilling technology, services, and equipment. Prior to the appointment to his current position at Tesco Corporation in September 2005, Mr. Quintana served as Executive Vice President and Chief Operating Officer at Tesco beginning in September 2004. Prior to his tenure at Tesco, Mr. Quintana worked for five years in various executive roles for Schlumberger Corporation. Prior to Schlumberger, Mr. Quintana worked for nearly 20 years for Unocal Corporation, an integrated E&P company, in various operational and managerial roles. Mr. Quintana brings to the Board over 33 years of experience in various aspects of the oil and gas exploration and production industry, including strong experience in upstream operations, a deep understanding of drilling and asset management technologies, and broad human resources management skills and experience, which are important in the oversight of our financial reporting and financial and operational risk management functions. Mr. Quintana's service on another public company board enhances his strong corporate governance background.

John M. Seidl Director since 1994 Age 75
Mr. Seidl has been involved in energy and natural resource businesses since 1977, and is currently Chairman of the Board of EnviroFuels, LLC, a privately held corporation that develops, manufactures, and markets technology that improves the performance and efficiency of internal combustion engines, boilers, and other engine designs. Mr. Seidl has held the Chairman position since January 2006 and held the Chief Executive Officer position from October 2008 until May 2010. From July 2004 to January 2006, he served as Vice Chairman of EnviroFuels' advisory board. Mr. Seidl brings to the Board over 36 years of experience in various energy and natural resources businesses, and provides the Board with significant strategic planning, operations management, public company corporate governance, and public policy insights from his experience leading numerous companies and in government. He also has significant financial management and accounting oversight experience, which is important in the oversight of our financial reporting, financial risk management and compensation management functions.

William D. Sullivan Director since 2004 Age 57
Mr. Sullivan is a retired oil and gas executive who was with Anadarko Petroleum Corporation, a large independent oil and natural gas exploration and production company, for over 20 years. Mr. Sullivan retired from Anadarko in August 2003. Since March 2006, Mr. Sullivan has been a director of Legacy Reserves GP, LLC, which is the general partner of Legacy Reserves LP (NASDAQ: LGCY), a limited partnership focused on the acquisition and development of producing oil and natural gas properties. Since February 2007, Mr. Sullivan has been a director of Targa Resources GP LLC, which is the general partner of Targa Resources Partners LP (NYSE: NGLS), a midstream natural gas limited partnership engaged in the business of gathering, compressing, treating, processing, and selling natural gas, and fractionating and selling natural gas liquids and NGL products. Since August 2007, Mr. Sullivan has been a director of Tetra Technologies, Inc. (NYSE: TTI), an oil and gas services company. Since June 2011, Mr. Sullivan has been a director and member of the audit committee of Compressco Partners GP, Inc., which is the general partner of Compressco Partners, L.P. (NASDAQ: GSJK), a publicly traded limited partnership providing wellhead compression-based production enhancement services. Compressco Partners GP, Inc. is a majority-owned subsidiary of Tetra Technologies, Inc. Mr. Sullivan was with Anadarko Petroleum Corporation from 1981 to August 2003. From August 2001 to August 2003, Mr. Sullivan was Executive Vice President, Exploration and Production at Anadarko. Mr. Sullivan also served Anadarko as Vice President, Operations—International, Gulf of Mexico, and Alaska in 2001, Vice President—International Operations from 1998 to 2000, Vice President—Algeria from 1995 to 1998, and Vice President—U.S. Onshore Operations from 1993 to 1995. Mr. Sullivan brings to the Board over 31 years of strong and broad experience in the oil and gas industry, with particular expertise in the exploration and production side of the industry. His experience as an exploration and production senior executive enables him to contribute significant independent insights on our business and operations, and the economic environment and long-term strategic issues that we face. In addition, his human resources management skills and experience are important in the oversight of our compensation management functions, and his service on other public company boards of directors provides a strong corporate governance background.

Recommendation of the Board:    The Board recommends voting "FOR" the election of all the nominees listed above.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2014

              Our stockholders are being asked to ratify the appointment by the Audit Committee of Ernst & Young LLP ("EY") as our independent registered public accounting firm for 2014. EY has served as our independent registered public accounting firm since 2013, and the Audit Committee plans to engage EY to perform the audit of our financial statements as of and for the year ending December 31, 2014.

              The Audit Committee is solely responsible for selecting our independent auditors. Although stockholder ratification of the appointment of EY is not required by law or our organizational documents, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If our stockholders do not ratify the appointment of EY, the Audit Committee will consider whether to engage another independent registered public accounting firm, but will not be obligated to do so. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

              A representative of EY is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Recommendation of the Board:                        The Board recommends voting "FOR" Proposal 2.

 PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

              Our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. As an advisory vote, this Proposal 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our named executive officers' compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

              As described in "Executive Compensation—Compensation Discussion and Analysis" section above, our executive compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. In order to align executive pay with both our financial performance and the creation of sustainable stockholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based short-term and long-term incentive programs to make executive pay dependent on our performance (and thereby "at-risk"). In addition, as an executive officer's responsibility and ability to affect our financial results increases, the portion of his or her total compensation deemed "at-risk" increases in relation to base salary. Furthermore, our named executive officers' targeted total direct compensation (base salary plus target bonus plus long-term incentive compensation) is generally designed to approximate the median of our peer group.

              As discussed in more detail under "Executive Compensation—Compensation Discussion and Analysis" hereof, our STIP measures performance using metrics that we believe are the key drivers of long-term stockholder value creation. Our LTIP also compensates performance based upon absolute "total stockholder return," as well as total stockholder return compared to our peers. We believe that we have achieved our goal for at least the last three years. As you consider this Proposal 3, we urge you to read the "Compensation Discussion and Analysis" section hereof, which more thoroughly discusses how our compensation policies and procedures are designed to reflect and implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals, and significantly align the interests of our management with those of our stockholders.

              In light of these circumstances, we are asking stockholders to vote "FOR" the following resolution:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the named executive officers as disclosed in the Proxy Statement for SM Energy Company's 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under the "Compensation Discussion and Analysis" section, and in the Summary Compensation Table and the other related tables and disclosures in the Proxy Statement."

              During our 2011 Annual Meeting of Stockholders, our stockholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on executive compensation. Unless the Board modifies this policy, the next advisory vote on compensation following this vote will be held at our 2015 Annual Meeting of Stockholders.

Recommendation of the Board:                        The Board recommends voting "FOR" Proposal 3.

 REPORT OF THE AUDIT COMMITTEE

              The Audit Committee is appointed by the Board of Directors of SM Energy Company to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of SM Energy Company's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (b) the qualifications, independence, and performance of SM Energy Company's independent registered public accounting firm, (c) the performance of SM Energy Company's internal audit function, and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.

              Management is responsible for SM Energy Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2013, was responsible for performing an independent audit of SM Energy Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

              In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of SM Energy Company for the year ended December 31, 2013. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

              Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of SM Energy Company be included in SM Energy Company's Annual Report on Form 10-K for the year ended December 31, 2013.

              Respectfully submitted by the Audit Committee of the Board of Directors,

    William J. Gardiner, Chair
    Larry W. Bickle
    Loren M. Leiker
    Julio M. Quintana

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              On September 10, 2012, the Audit Committee approved the engagement of EY as the Company's independent registered public accounting firm for the year ending December 31, 2013, replacing Deloitte & Touche LLP ("DT").

              To the knowledge of management, neither EY, DT nor any of their respective members had any direct or material indirect financial interest in our company or any connection with our company in any capacity other than as our independent registered public accounting firm for the years ended December 31, 2013, and 2012.

              We paid the following fees for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2013, and 2012. All services and fees, including tax service fees, were pre-approved by the Audit Committee.

	2013	2012
Audit Fees(1)	$847,555	$799,635
Audit Related Fees(2)	—	—
Tax Fees(3)	10,000	12,000
All Other Fees	—	—

Total Fees	$857,555	$811,635

(1)
Includes reviews of registration statements and related consents and comfort letters.

(2)
Includes out-of-pocket expenses related to travel to Audit Committee and stockholder meetings.

(3)
Includes basic compliance services and assistance with technical research.

              The Audit Committee concluded that the provision of the non-audit services, such as tax services, was compatible with maintaining EY and DT's independence.

              The reports of DT on our consolidated financial statements as of and for the year ended December 31, 2012, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

              During the year ended December 31, 2012, there were no (a) disagreements with DT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to DT's satisfaction, would have caused DT to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

              During the year ended December 31, 2012, we did not consult with EY regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES

              The charter of the Audit Committee provides that the Audit Committee shall approve the fees and any other significant compensation to be paid to the independent registered public accounting firm, and shall approve in advance any non-audit services to be performed by the independent registered public accounting firm. Such pre-approval requirement for non-audit services may be waived only if the non-audit services meet a de minimis exception allowed by law. Accordingly, it is the Audit Committee's policy that, prior to the engagement of the independent registered public accounting firm, the Audit Committee shall review and pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm (including the related fees and other terms of such services).

              In connection with this policy, the following procedures are followed: (a) if applicable, each year the Audit Committee reviews and pre-approves a schedule of services and estimated fees for proposed audit and non-audit services to be provided by the independent registered public accounting firm during the next annual audit cycle, which schedule is detailed as to the particular services to be performed by the independent registered public accounting firm; (b) actual amounts paid to the independent registered public accounting firm are monitored by financial management of our company and reported to the Audit Committee; (c) any services proposed to be provided by the independent registered public accounting firm and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed; and (d) incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
OF STOCKHOLDERS

              Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2015 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 11, 2014.

              In addition to the requirements of Rule 14a-8, and as more specifically provided for in our By-Laws, in order for a nomination of persons for election to the Board or a proposal of business to be properly brought before the 2015 Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our By-Laws. A stockholder making a nomination for election to the Board or a proposal of business for the 2015 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary not earlier than the close of business on the 105th day prior to the first anniversary of the date of the 2014 Annual Meeting nor later than the close of business on the 75th day prior to the first anniversary of the 2014 Annual Meeting. In other words, for a stockholder nomination for election to the Board or a proposal of business to be considered at the 2015 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than February 4, 2015, and no later than March 6, 2015. If the date of our 2014 Annual Meeting of Stockholders changes by more than 20 days before or after May 20, 2014, then stockholder nominations and proposals must be received not earlier than the close of business on the 105th day prior to the date of the 2015 Annual Meeting of Stockholders and not later than the close of business on the later of the 75th day prior to the date of the 2015 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2015 Annual Meeting of Stockholders is less than 85 days prior to the date of the meeting, the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Stockholders is first made by us. For additional information about stockholder nominations and proposals, see "Corporate Governance—Director Nomination Process."

              Under Rule 14a-4(c) of the Exchange Act, the Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2015 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how the Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 24, 2015, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 24, 2015, and the matter nonetheless is permitted to be presented at the 2015 Annual Meeting of Stockholders, the Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

2013 ANNUAL REPORT

              Our Annual Report is being made available to our stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

              We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by a stockholder, we will mail, without charge, a copy of the Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests may be made by writing to our Corporate Secretary at the address specified above.

 OTHER MATTERS

              Management does not know of any matters to be brought before the Annual Meeting other than the election of directors, the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2014, and the advisory vote to approve the compensation of our named executive officers. If any other matters not mentioned in this Proxy Statement are properly brought before the Annual Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

              As a result of discussions with many of our stakeholders, including our stockholders, we have concluded that a traditional, glossy wrap for our Annual Report on Form 10-K no longer meets the needs of the vast majority of our stakeholders. Due to easy access to the internet, our website, and a need for real-time information, providing printed materials months after the information included in those materials has been made available electronically is not an efficient and effective communication tool for us or our stakeholders. We currently provide regular and timely information on strategic, operational, and financial matters through press releases, slide presentations, conference webcasts, and SEC filings, all of which we routinely post to our website.

              Please watch for our new website at www.sm-energy.com, which will be launched in the near future, and will include much of this information, along with other general information about our operations, community activities and stakeholder relations. Any remaining questions regarding our operations or financial position can be directed to our Investor Relations Department at ir@sm-energy.com or our External Affairs Department at externalaffairs@sm-energy.com.

              Whether or not you intend to be present at the Annual Meeting, we urge you to submit your proxy promptly.

By Order of the Board of Directors,

David W. Copeland Executive Vice President, General Counsel and Corporate Secretary
April 9, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SRLD 1 U P X + . + A The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 1. The Board of Directors has nominated the below eight persons to stand for election as directors. As of the date of the accompanying proxy statement, no one has been nominated to serve as director other than the nominees listed below. 2. The proposal to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2014. For Against Abstain 3. To approve, on a non-binding advisory basis, the compensation philosophy, policies and procedures, and the compensation of our Company’s named executive officers, as disclosed in the accompanying Proxy Statement. Annual Meeting Proxy Card 01 - Anthony J. Best 04 - William J. Gardiner 07 - John M. Seidl 02 - Larry W. Bickle 05 - Loren M. Leiker 03 - Stephen R. Brand 06 - Julio M. Quintana For Against Abstain For Against Abstain 08 - William D. Sullivan For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. NNNNNNNNNNNN NNNNNNN 1 8 6 1 9 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 MMMMMMMMMMMMMMM qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., MST on May 20, 2014. Vote by Internet • Go to www.investorvote.com/SM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD. Admission Ticket

. Proxy — SM Energy Company Electronic Delivery of Future Proxy Materials If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the front of this card to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2014. The Proxy Statement and our 2013 Annual Report on Form 10-K are available at: http://www.viewproxy.com/sm-energy/2014/. 1775 Sherman Street, Suite 1200 Denver, Colorado 80203 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 20, 2014. The undersigned hereby appoints A. Wade Pursell, David W. Copeland, Brent A. Collins, and James B. Lebeck, or any of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of SM Energy Company common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 20, 2014, and at any reconvened meeting after any adjournment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting, including concerning any adjournment of the meeting. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed but no voting direction is given, this proxy will be voted “FOR” all director nominees in Proposal 1, and “FOR” Proposals 2 and 3. This proxy also confers discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting, including concerning any adjournment of the meeting. As of the date of the accompanying proxy statement, SM Energy Company’s management did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, including concerning any adjournment of the meeting, this proxy will be voted in accordance with the recommendations of SM Energy Company’s management. C Non-Voting Items Change of Address — Please print new address below. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD. + + 2014 Annual Meeting Admission Ticket 2014 Annual Meeting of SM Energy Company Stockholders May 20, 2014, at 3:30 p.m. Local Time J. D. Hershner Room of Wells Fargo Bank 1700 Lincoln Street Denver, Colorado Upon arrival, please present this admission ticket and photo identification at the registration desk. Attending and Voting in Person at the Annual Meeting: You should be prepared to present a valid form of photo identification, such as a driver’s license, state-issued ID card or passport along with the admission ticket portion of this proxy card. If you do not provide valid photo identification and otherwise comply with the procedures outlined above, you may not be admitted to the Annual Meeting. Directions to the Annual Meeting can be obtained by contacting our Corporate Secretary at (303) 861-8140.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SRME 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . + A The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 1. The Board of Directors has nominated the below eight persons to stand for election as directors. As of the date of the accompanying proxy statement, no one has been nominated to serve as director other than the nominees listed below. 2. The proposal to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2014. For Against Abstain 3. To approve, on a non-binding advisory basis, the compensation philosophy, policies and procedures, and the compensation of our Company’s named executive officers, as disclosed in the accompanying Proxy Statement. Annual Meeting Proxy Card 01 - Anthony J. Best 04 - William J. Gardiner 07 - John M. Seidl 02 - Larry W. Bickle 05 - Loren M. Leiker 03 - Stephen R. Brand 06 - Julio M. Quintana For Against Abstain For Against Abstain 08 - William D. Sullivan For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. NNNNNNNNNNNN 1 8 6 1 9 1 2 NNNNNNNNN

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Electronic Delivery of Future Proxy Materials If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the front of this card to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2014. The Proxy Statement and our 2013 Annual Report on Form 10-K are available at: http://www.viewproxy.com/sm-energy/2014/. Proxy — SM Energy Company 1775 Sherman Street, Suite 1200 Denver, Colorado 80203 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 20, 2014. The undersigned hereby appoints A. Wade Pursell, David W. Copeland, Brent A. Collins, and James B. Lebeck, or any of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of SM Energy Company common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 20, 2014, and at any reconvened meeting after any adjournment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting, including concerning any adjournment of the meeting. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed but no voting direction is given, this proxy will be voted “FOR” all director nominees in Proposal 1, and “FOR” Proposals 2 and 3. This proxy also confers discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting, including concerning any adjournment of the meeting. As of the date of the accompanying proxy statement, SM Energy Company’s management did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, including concerning any adjournment of the meeting, this proxy will be voted in accordance with the recommendations of SM Energy Company’s management.